Exhibit 10.3

AMENDED AND RESTATED TERM LOAN AGREEMENT

Dated as of October 16, 2013

by and among

FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP,

as Borrower

FIRST POTOMAC REALTY TRUST,

as Parent

KEYBANC CAPITAL MARKETS,

WELLS FARGO SECURITIES, LLC

and,

RBC CAPITAL MARKETS*,

as Co-Lead Arrangers and

Co-Book Runners

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent

WELLS FARGO NATIONAL ASSOCIATION

and

ROYAL BANK OF CANADA,

as Co-Syndication Agents

CAPITAL ONE, N.A.

as Documentation Agent,

and

THE OTHER FINANCIAL INSTITUTIONS INITIALLY SIGNATORY HERETO

AND THEIR ASSIGNEES UNDER SECTION 12.6,

as Lenders

*	RBC Capital Markets is the global brand name for the corporate and investment banking business of Royal Bank of Canada and its affiliates.

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SCHEDULE I	Commitments
SCHEDULE 1.1(A)	List of Loan Parties
SCHEDULE 6.1(b)	Ownership Structure
SCHEDULE 6.1(f)	Title to Properties; Liens
SCHEDULE 6.1(g)	Indebtedness and Guaranties
SCHEDULE 6.1(h)	Material Contracts
SCHEDULE 6.1(i)	Litigation
SCHEDULE 6.1(z)	Eligible Unencumbered Properties

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of Notice of Continuation
EXHIBIT D	Form of Notice of Conversion
EXHIBIT E	Form of Note
EXHIBIT F	Form of Compliance Certificate
EXHIBIT G	Form of Guaranty
EXHIBIT H	Form of Guarantor Release Letter
EXHIBIT I	Forms of U.S. Tax Compliance Certificates

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THIS AMENDED AND RESTATED TERM LOAN AGREEMENT (this “Agreement”) dated as of October 16, 2013 by and among FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), FIRST POTOMAC REALTY TRUST, a real estate investment trust formed under the laws of the State of Maryland (the “Parent”), each of the financial institutions initially a signatory hereto together with their assignees under Section 12.6, KEYBANC CAPITAL MARKETS, WELLS FARGO SECURITIES, LLC, and ROYAL BANK OF CANADA as Co-Lead Arrangers (the “Co-Lead Arrangers”) and Co-Book Runners (the “Co-Book Runners”), KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (the “Agent”), WELLS FARGO NATIONAL ASSOCIATION and ROYAL BANK OF CANADA, as Co-Syndication Agents (the “Co-Syndication Agents”), and CAPITAL ONE, N.A., as Documentation Agent (the “Documentation Agent”).

WHEREAS, certain of the Lenders and other financial institutions have made available to the Borrower and certain subsidiaries of the Borrower a term loan facility in the initial principal amount of up to $175,000,000 on the terms and conditions contained in that certain Term Loan Agreement dated as of July 18, 2011 (as amended and in effect immediately prior to the date hereof, the “Existing Term Loan Agreement”) by and among the Borrower and certain subsidiaries of the Borrower party thereto, such Lenders, certain other financial institutions, KeyBank National Association, as administrative agent, and the other parties thereto; and

WHEREAS, the Agent and certain of the Lenders desire to amend and restate the terms of the Existing Term Loan Agreement to make available to the Borrower a term loan facility in the aggregate amount of $300,000,000, which term loan will be comprised of three tranches, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Accountants” shall mean KPMG LLP or any other independent certified public accountants of recognized national standing reasonably acceptable to the Agent.

“Additional Costs” has the meaning given that term in Section 4.1.

“Adjusted EBITDA” means, for any given period, (a) Consolidated EBITDA for such period minus (b) Capital Reserves for such period.

“Adjusted Net Operating Income” means, for any given period, the aggregate Net Operating Income of the Eligible Unencumbered Properties for such period minus Capital Reserves in respect of the Eligible Unencumbered Properties for such period.

“Administrative Questionnaire” means an Administrative Questionnaire completed by each Lender and delivered to the Agent in a form supplied by the Agent to the Lenders from time to time.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Agent or any Lender be deemed to be an Affiliate of the Parent, the Borrower or any other Loan Party.

“Agent” means KeyBank National Association, as contractual representative for the Lenders under the terms of this Agreement, and any of its successors.

“Agent’s Head Office” means the Agent’s office located at 127 Public Square, Cleveland, Ohio 44114, or at such other location as the Agent may designate from time to time.

“Agreement Date” means the date as of which this Agreement is dated.

“Applicable Law” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Margin” means:

(a) at any time prior to the Credit Rating Election Date, the percentage set forth below corresponding to the ratio of Consolidated Total Indebtedness to Consolidated Gross Asset Value as determined in accordance with Section 9.1 in effect at such time:

	Consolidated Total Leverage Ratio (Section 9.1(a))
	Level 1 - less than 45%		Level 2 - greater or equal to 45% but less than 50%		Level 3 - greater or equal to 50% but less than 55%		Level 4 - Greater than or equal to 55%
Tranche	Applicable Libor Margin	Applicable Base Rate Margin	Applicable Libor Margin	Applicable Base Rate Margin	Applicable Libor Margin	Applicable Base Rate Margin	Applicable Libor Margin	Applicable Base Rate Margin
Tranche A Facility	1.45%	0.45%	1.65%	0.65%	1.80%	0.80%	2.00%	1.00%
Tranche B Facility	1.60%	0.60%	1.80%	0.80%	1.95%	0.95%	2.15%	1.15%
Tranche C Facility	1.90%	0.90%	2.05%	1.05%	2.30%	1.30%	2.55%	1.55%

The Applicable Margin shall be determined by the Agent from time to time, based on the ratio of Consolidated Total Indebtedness to Consolidated Gross Asset Value as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 8.3. Any adjustment to the Applicable Margin shall be effective (a) in the case of a Compliance Certificate delivered in connection with quarterly financial statements of the Parent delivered pursuant to Section 8.1., as of the date 45 days following the end of the last day of the applicable fiscal quarter covered by such Compliance Certificate, (b) in the case of a Compliance Certificate delivered in connection with annual financial statements of the Parent delivered pursuant to Section 8.2., as of the date 90 days following the end of the last day of the applicable fiscal year covered by such Compliance Certificate, and (c) in the case of any other Compliance Certificate, as of the date 5 Business Days following the Agent’s request for such Compliance Certificate. If the Borrower fails to deliver a Compliance Certificate pursuant to Section 8.3., the Applicable Margin shall equal the percentages corresponding to Level 4 until the date of the delivery of the required Compliance Certificate. Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date on which the Agent first determines the Applicable Margin as set forth above, the Applicable Margin shall equal the percentages corresponding to Level 1. The provisions of this definition are subject to Section 2.2(d); and

(b) on and at all times after the Credit Rating Election Date, the percentage per annum determined, at any time, based on the range into which the Borrower’s Credit Rating then falls, in accordance with the levels in the table set forth below (each a “Level”). Any change in the Borrower’s Credit Rating which would cause it to move to a different Level in such table shall effect a change in the Applicable Margin on the Business Day on which such change occurs. During any period for which the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating, provided that the Rating Agency is S&P or Moody’s. During any period that the Borrower has received only two Credit Ratings and such ratings are not equivalent, the Applicable Margin shall be determined by the higher of such two Credit Ratings so long as the other Credit Rating is only one Level below that of the highest Credit Rating, and if the other Credit Rating is more than one Level below that of the highest Credit Rating, then the Applicable Margin shall be determined by the Credit Rating that is the median of the two Credit Ratings (unless the median is not a specified Level, in which case the Applicable Margin will be the Credit Rating that is one Level below the Level corresponding to the higher Credit Rating). During any period that the Borrower has received more than two Credit Ratings and such Credit Ratings are not equivalent, the Applicable Margin shall be determined by the highest Credit Rating if they differ by only one Level; provided, if they differ by two or more Levels, then the Applicable Margin will be determined by the average of the highest two Credit Ratings unless the average is not a specified Level, in which case the Applicable Margin will be based on the Level corresponding to the second highest Credit Rating. During any period after the Credit Rating Election Date for which the Borrower and the Parent does not have a Credit Rating from either S&P, Moody’s or Fitch, or during any other period not otherwise covered by this definition (e.g., in the event that, after the Credit Rating Election Date, the only Credit Rating is provided by Fitch), the Applicable Margin shall be determined based on Level 5.

	Parent’s Credit Rating (S&P/Moody’s or Equivalent)
	Level 1 (at least A- or A3)		Level 2 (at least BBB+ or BAA1)		Level 3 (at least BBB or BAA2)		Level 4 (at least BBB- or BAA3)		Level 5 (Lower than BBB- or BAA3)
Tranche	Applic- able Libor Margin	Applic- able Base Rate Margin	Applic- able Libor Margin	Applic- able Base Rate Margin	Applic- able Libor Margin	Applic- able Base Rate Margin	Applic- able Libor Margin	Applic- able Base Rate Margin	Applic- able Libor Margin	Applic- able Base Rate Margin
Tranche A Facility	1.10%	0.10%	1.20%	0.20%	1.30%	0.30%	1.50%	0.50%	2.00%	1.00%
Tranche B Facility	1.25%	0.25%	1.35%	0.35%	1.45%	0.45%	1.65%	0.65%	2.15%	1.15%
Tranche C Facility	1.45%	0.45%	1.55%	0.55%	1.70%	0.70%	2.00%	1.00%	2.40%	1.40%

“Applicable Percentage” means (a) in respect of the Tranche A Facility, with respect to any Tranche A Lender at any time, the percentage of the Tranche A Facility represented by (i) on or prior to the Closing Date, such Tranche A Lender’s Tranche A Commitment at such time and (ii) thereafter, the principal amount of such Tranche A Lender’s Tranche A Loans at such time, (b) in respect of the Tranche B Facility, with respect to any Tranche B Lender at any time, the percentage of the Tranche B Facility represented by (i) on or prior to the Closing Date, such Tranche B Lender’s Tranche B Commitment at such time and (ii) thereafter, the principal amount of such Tranche B Lender’s Tranche B Loans at such time, (c) in respect of the Tranche C Facility, with respect to any Tranche C Lender at any time, the percentage of the Tranche C Facility represented by (i) on or prior to the Closing Date, such Tranche C Lender’s Tranche C Commitment at such time and (ii) thereafter, the principal amount of such Tranche C Lender’s Tranche C Loans at such time. The Applicable Percentage of each Lender in respect of each Tranche is set forth opposite the name of such Lender on Schedule I, as such Schedule I may be updated by the Agent from time to time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Eligible Assignee and the Agent, substantially in the form of Exhibit A.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means, as of any applicable date of determination, the per annum rate of interest equal to the greatest of (i) the Prime Rate, (ii) one half of one percent (0.50%) plus the Federal Funds Rate, and (iii) one and one quarter percent (1.25%) plus LIBOR for a term of one month commencing on such date of determination (or if such date is not a Business Day, the immediately preceding Business Day). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or LIBOR shall become effective as of the opening of business on the day on which of such change in the Prime Rate, the Federal Funds Rate or LIBOR, respectively, becomes effective, without notice or demand of any kind.

“Base Rate Loan” means those Loans (including a portion of the Term Loan) bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” has the meaning set forth in the introductory paragraph hereof.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in Cleveland, Ohio are authorized or required to close and (b) with reference to a LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Reserves” means, for any period, an amount equal to (a) $0.25 multiplied by (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365, with the product thereof being multiplied by the weighted average of square feet of the Real Estate Assets (excluding the square footage of any portion of any Real Estate Asset that is under development or redevelopment as of the last day of the applicable period) during such period. If the term Capital Reserves is used with reference to the Eligible Unencumbered Properties, then the amount shall be determined on an aggregate basis with respect to the Eligible Unencumbered Properties (excluding the square footage of any portion of any Eligible Unencumbered Property that is under development or redevelopment as of the last day of the applicable period). If the term Capital Reserves is used without reference to a specific Real Estate Asset or set of Real Estate Assets, then the amount shall be determined on an aggregate basis with respect to all Real Estate Assets (excluding the square footage of any portion of any Real Estate Asset that is under development or redevelopment as of the last day of the applicable period).

“Capitalization Rate” means (i) 6.75% for DC Office Properties, and (ii) 7.75% for Other Properties.

“Capitalized Lease Obligation” means an obligation of the Parent, the Borrower or any of their respective Subsidiaries under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet prepared in accordance with GAAP as of the applicable date.

“Cash and Cash Equivalents” means, as of any date of determination, to the extent the same are actually held by the Parent, the Borrower or any of their respective Subsidiaries as of such date of determination, (a) unrestricted cash, (b) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from such date of determination; (c) certificates of deposit with maturities of not more than one year from such date of determination, issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (d) reverse repurchase agreements with terms of not more than seven days from such date of determination, for securities of the type described in clause (b) above and entered into only with commercial banks having the qualifications described in clause (c) above; (e) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (f) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (e) above.

“Commitment” means, as to each Lender, its Tranche A Commitment, Tranche B Commitment and Tranche C Commitment, as the context may require, as set forth from time to time on Schedule I as such Lender’s “Commitment Amount”, or in any applicable Assignment and Assumption Agreement, or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.6, as such Schedule I may be updated by the Agent from time to time to reflect the foregoing.

“Commitment Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s total Commitment under all Tranches to (b) the aggregate amount of the total Commitments under all Tranches of all Lenders; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Commitment Percentage” of each Lender shall be the percentage of the aggregate Term Loan represented by the principal amount of such Lender’s portion of the outstanding principal amount of the aggregate Term Loan.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning given that term in Section 8.3.

“Consolidated” or “consolidated”, with reference to any term herein, means that term as applied to the accounts of the Parent and its Subsidiaries, or the Borrower and its Subsidiaries (as the case may be), consolidated in accordance with GAAP.

“Consolidated EBITDA” means, in relation to the Parent, the Borrower and their respective Subsidiaries for any applicable period, an amount equal to, without double-counting, the Consolidated net income or loss of the Parent, the Borrower and their respective Subsidiaries determined in accordance with GAAP (before minority interests and excluding the adjustment of rent for straight-line rent, deferred market rent and rent abatement amortization) for such period, calculated without regard to gains or losses on early retirement of debt or debt restructuring, debt modification charges, hedging ineffectiveness expense arising from Derivatives Contracts, hedge termination charges and prepayment premiums, plus (x) the following to the extent deducted in computing such net income or loss for such period: (i) Consolidated Total Interest Expense for such period, (ii) losses attributable to the sale or other disposition of assets or debt restructurings in such period, (iii) impairment losses in such period associated with Real Estate Assets or Real Estate Assets Under Development, (iv) real estate depreciation and amortization for such period, (v) acquisition costs related to the acquisition of Real Estate Assets or the acquisition or origination of Structured Finance Investments that were capitalized prior to FAS 141-R which do not represent a recurring cash item in such period or in any future period, (vi) personnel separation or severance costs paid or accrued during such period, (vii) SEC Investigation Costs paid or accrued during such period, (viii) development or redevelopment costs written-off during such period, (ix) income Tax (including state, federal or franchise-based Taxes) paid or accrued during such period, (x) contingent consideration charges attributable to such period, (xi) any other non-recurring, infrequent or unusual charges for such period as approved by the Agent for exclusion in such calculations and (xii) other non-cash charges including, but not limited to, share-based compensation expense and depreciation and amortization of non-Real Estate Assets (including software, computers and FF&E) for such period; and minus (y) all gains attributable to the sale or other disposition of assets in such period. The Parent’s, the Borrower’s, and any Subsidiary’s Pro Rata Share of the items comprising Consolidated EBITDA of any Partially Owned Entity will be included in Consolidated EBITDA, calculated in a manner consistent with the above described treatment for the Parent, the Borrower and their respective Subsidiaries.

“Consolidated Fixed Charges” means for any applicable period, an amount equal to the sum of (i) Consolidated Total Interest Expense for such period, plus (ii) the aggregate amount of scheduled principal payments of Indebtedness (excluding balloon payments at maturity) required to be made during such period by the Parent, the Borrower and their respective Subsidiaries on a Consolidated basis other than for any such Indebtedness owed to the Parent, the Borrower or one of their respective Subsidiaries, plus (iii) Preferred Dividends paid during such period, and in the case of clauses (i) and (ii), adjusted to include the Parent’s, the Borrower’s or any Subsidiary’s Pro Rata Share of the foregoing items of any Partially Owned Entity in such period.

“Consolidated Gross Asset Value” means, as of any date of determination, an amount equal to, without double-counting, the sum of (i) for all Stabilized Real Estate Assets, the aggregate of the following amount determined for each such Real Estate Asset, (x) the Net Operating Income of each Stabilized Real Estate Asset for the most recently ended fiscal quarter, multiplied by (y) 4, with the product thereof being divided by (z) the applicable Capitalization Rate; plus (ii) an amount equal to the aggregate Cost Basis Value of Real Estate Assets Under Development on such date, plus (iii) the Cost Basis Value of Land on such date, plus (iv) the Structured Finance Investments Value on such date, plus (v) the value of Cash and Cash Equivalents on such date, as determined in accordance with GAAP and approved by the Agent; with Consolidated Gross Asset Value being adjusted to include, without double-counting any amounts included in the Structured Finance Investments Value, the Parent’s, the Borrower’s or any Subsidiary’s Pro Rata Share of (I) Net Operating Income (and the items comprising Net Operating Income) of each Stabilized Real Estate Asset owned by any Partially Owned Entity in such period, (II) the Cost Basis Value of each Real Estate Asset Under Development or Land owned by any Partially Owned Entity on such date, and (III) the value of Cash and Cash Equivalents owned by any Partially Owned Entity on such date. Notwithstanding anything to the contrary contained in this Agreement, in determining Consolidated Gross Asset Value for any fiscal quarter, (A) if the Net Operating Income for any Stabilized Real Estate Asset is less than zero for such fiscal quarter, the Net Operating Income included for such fiscal quarter in respect of such Stabilized Real Estate Asset shall be deemed to be zero, (B) Net Operating Income from Real Estate Assets acquired by the Parent, the Borrower, any Subsidiary or any Partially Owned Entity during the four fiscal quarter period most recently ended shall be excluded, and such acquired Real Estate Assets shall be included at their Cost Basis Value or capitalized Net Operating Income, if greater (or, in the case of any Real Estate Assets acquired by a Partially Owned Entity, the amount of the Parent’s, the Borrower’s or any Subsidiary’s Pro Rata Share of Cost Basis Value or capitalized Net Operating Income, if greater, of such Real Estate Assets), (C) Net Operating Income from Real Estate Assets sold or otherwise transferred by the Parent, the Borrower, any Subsidiary or any Partially Owned Entity during the most recently ended fiscal quarter shall be excluded, and (D) with respect to any Real Estate Asset owned by a Partially Owned Entity, in no event shall an amount in excess of the Parent’s, the Borrower’s or any Subsidiary’s Pro Rata Share in the applicable item be included in determining Consolidated Gross Asset Value.

“Consolidated Tangible Net Worth” means, as of any date of determination, an amount equal to the Consolidated Gross Asset Value of the Parent, Borrower and their respective Subsidiaries and any Partially-Owned Entities at such date, minus Consolidated Total Indebtedness outstanding on such date, provided that any amounts attributable to Real Estate Assets that are required to be reported as “intangibles” under GAAP pursuant to Financial Accounting Standards Board Statement of Policy No. 141 and 142 shall be permitted to be added back to “tangible property” for purposes of calculating such Consolidated Tangible Net Worth.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate amount of all Indebtedness of the Parent, the Borrower and their respective Subsidiaries determined on a Consolidated basis, adjusted to include the Parent’s, the Borrower’s or any Subsidiary’s Pro Rata Share of the Indebtedness of any Partially Owned Entity as of such date.

“Consolidated Total Interest Expense” means, for any applicable period, the aggregate amount of interest required in accordance with GAAP to be paid, accrued, expensed or, to the extent it could be a cash expense in the applicable period, capitalized (but excluding any deferred financing costs and calculated without taking into account gains or losses on early retirement of debt, debt modification charges, and prepayment premiums), without double-counting, by the Parent, the Borrower and their respective Subsidiaries during such period on: (i) all Indebtedness of the Parent, the Borrower and their respective Subsidiaries (including the Loans, all Capitalized Lease Obligations (to the extent Consolidated EBITDA has not been reduced by such Capitalized Lease Obligations in the applicable period) and all subordinated Indebtedness and including all original issue discount and amortization of prepaid interest, if any, but excluding any Restricted Payment on Preferred Equity), (ii) all amounts available for borrowing, or for drawing under letters of credit, if any, issued for the account of the Parent, the Borrower or any of their respective Subsidiaries, but only if such interest was or is required to be reflected as an item of expense, and (iii) all commitment fees, agency fees, facility fees, letter of credit fees, balance deficiency fees and similar fees and expenses (but, in each case and without duplication, excluding any such fees and expenses constituting deferred financing costs) in connection with the borrowing of money or other extension of credit, in each case adjusted to include the Parent’s, the Borrower’s or any Subsidiary’s Pro Rata Share of the foregoing items of any Partially Owned Entity in such period.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.6.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Revolving Loan of one Type into a Loan of another Type pursuant to Section 2.7.

“Core FFO” means, for any applicable period, with respect to the Borrower and its Subsidiaries, Consolidated funds from operations for such period, calculated without regard to acquisition costs, gains or losses on early retirement of debt, debt modification charges, prepayment premiums, contingent consideration or impairment charges, SEC investigation costs, personnel separation costs, development or redevelopment costs written-off, and any other non-recurring, infrequent or unusual charges for such period deemed to be non-Core FFO provided that, solely with respect to such other non-recurring, infrequent or unusual charges, such charges are approved by the Agent for exclusion in such calculation, all adjusted to include the Borrower’s or any Subsidiary’s Pro Rata Share of the foregoing items of any Partially Owned Entity for such period. For purposes of this Agreement, “funds from operations” shall be calculated consistent with the White Paper on Funds from Operations dated April 2002 issued by National Association of Real Estate Investment Trusts, Inc. (the “White Paper”), but without giving effect to any supplements, amendments or other modifications promulgated after the Agreement Date; provided, however, to the extent that the White Paper is inconsistent with the first sentence of this definition, the first sentence of this definition shall control.

“Cost Basis Value” means the total contract purchase price of a Real Estate Asset plus all commercially reasonable acquisition costs (including but not limited to title, legal and settlement costs, but excluding financing costs) that are capitalized in accordance with GAAP.

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Loan, and (c) the Continuation of a Loan.

“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.

“Credit Rating Election Date” means the date, after the Investment Grade Rating Date, on which the Borrower delivers written notice to the Agent that it desires to utilize its Credit Rating in determining the Applicable Margin pursuant to Section 2.2(b).

“DC Office Properties” means Real Estate Assets constituting multi-story office properties located within the District of Columbia.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.10(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.10.(f)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Derivatives Contract” means (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by the Borrower or any of its Subsidiaries (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Obligation” means any obligation to pay or perform under any Derivatives Contract that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Derivatives Support Document” means (i) any Credit Support Annex comprising part of (and as defined in) any Specified Derivatives Contract, and (ii) any document or agreement pursuant to which cash, deposit accounts, securities accounts or similar financial asset collateral are pledged to or made available for setoff by, a Specified Derivatives Provider, including any banker’s lien or similar right, securing or supporting Specified Derivatives Obligation.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Agent, any Lender or any Affiliate of any thereof).

“Disqualifying Environmental Event” means any Release or threatened Release of Hazardous Substances, any violation of Environmental Laws or any other similar environmental event with respect to any Eligible Unencumbered Property that could reasonably be expected to cost in excess of $5,000,000 to remediate or, which, with respect to all of the Eligible Unencumbered Properties, could reasonably be expected to cost in excess of $10,000,000 in the aggregate to remediate.

“Disqualifying Structural Event” means any structural issue which, with respect to any Eligible Unencumbered Property, could reasonably be expected to cost in excess of $5,000,000 to remediate or, which, with respect to all of the Eligible Unencumbered Properties, could reasonably be expected to cost in excess of $10,000,000 in the aggregate to remediate.

“Dollars” or “$” means the lawful currency of the United States of America.

“Effective Date” means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived in writing by the Lenders.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Agent (such approval not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) the Parent or the Borrower or any of their respective Affiliates or Subsidiaries, (B) an Affiliate of a Lender or an Approved Fund that (1) if organized under the laws of the United States of America, any state thereof or the District of Columbia, does not have total assets in excess of $5,000,000,000, or if organized under the laws of any other country or a political subdivision thereof, is not organized in such a country that is a member of the Organization for Economic Co-operation and Development, does not have total assets in excess of $10,000,000,000, or does not act through a branch or agency located in the United States or (2) does not have a rating of BBB or higher by S&P, Baa2 or higher by Moody’s or the equivalent or higher of either such rating by another rating agency acceptable to the Agent with respect to such Affiliate of a Lender or Approved Fund’s (or if such Affiliate or Approved Fund is a Subsidiary, such Affiliate’s or Approved Fund’s Parent’s) senior unsecured long term indebtedness, or (C) a Defaulting Lender.

“Eligible Unencumbered Property” means a Real Estate Asset that satisfies all of the following requirements, as confirmed by the Agent (such confirmation not to be unreasonably withheld or delayed): (a) such Real Estate Asset is a Permitted Property; (b) such Real Estate Asset is 100% owned in fee simple, or leased under a Ground Lease, by the Borrower or a Subsidiary (which such Subsidiary must be a Wholly Owned Subsidiary unless otherwise agreed upon by the Agent, the Required Lenders and the Borrower); (c) regardless of whether the Borrower or a Subsidiary of the Borrower owns such Real Estate Asset, the Borrower has the right directly, or indirectly through a Wholly Owned Subsidiary, to take the following actions without the need to obtain the consent of any Person: (A) to finance or refinance such Real Estate Asset, (B) to create Liens on such Real Estate Asset as security for Indebtedness of the Parent, the Borrower or such Subsidiary, as applicable, and (C) to sell, transfer or otherwise dispose of such Real Estate Asset; (d) neither such Real Estate Asset, nor if such Real Estate Asset is owned by a Subsidiary of the Borrower, any of the Borrower’s or any Subsidiary’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien (other than Permitted Liens) or (ii) any Negative Pledge (other than in favor of the Agent and the Lenders); and (e) such Real Estate Asset is not the subject of a Disqualifying Environmental Event or a Disqualifying Structural Event; and (f) such Real Estate Asset is free of all major title defects or other adverse matters except for defects, conditions or other matters individually or collectively which could not reasonably be expected to materially detract from the marketability of such Real Estate Asset or the ability of the Borrower to operate such Real Estate Asset in the ordinary course of its business.

Notwithstanding the foregoing, the Redland Property shall be deemed to be an Eligible Unencumbered Property hereunder so long as the Redland Conditions are satisfied.

A Real Estate Asset that does not meet the requirements outlined above may be classified as an Eligible Unencumbered Property so long as it is approved by the Required Lenders.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any state or local laws, regulations or ordinances relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Parent, the Borrower, any of their respective Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Parent, the Borrower or any such Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Subsidiary” means any Subsidiary that (a) holds title to assets that are collateral for any Secured Indebtedness permitted under the terms of this Agreement and (b) is prohibited from guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument, or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents to the extent such provision was (and continues to be) included in such Subsidiary’s organizational documents as a condition to the extension and maintenance of such Secured Indebtedness.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.6.) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.11., amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.11.(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Term Loan Agreement” has the meaning given to that term in the Recitals.

“Fair Market Value” means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

“Fee Letter” means that certain fee letter dated as of August 27, 2013, by and among the Borrower, the Agent, the Joint Lead Arrangers and the Joint Lead Bookrunners.

“Fees” means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by the Borrower under any other Loan Document or under the Fee Letter.

“Fitch” means Fitch Ratings Ltd., and its successors.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“FP Redland Tech” means FP Redland Technology Center LP, a Delaware limited partnership.

“FP Redland Tech Partnership Agreement” means the Amended and Restated Limited Partnership Agreement, dated November 10, 2010, among Perseus Redland Investments LLC, a Delaware limited liability company, FP Redland GP, LLC, a Delaware limited liability company, and FP Redland, LLC, a Delaware limited liability company, as amended from time to time after the date of this Agreement in compliance with the terms and conditions of this Agreement.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, as in effect as of the Agreement Date (subject to Section 1.2).

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Greyhound Property” means that certain Real Estate Asset owned by the Borrower also known as Storey Park, together with all easements, appurtenances, rights, privileges, reservations, tenements, and hereditaments belonging thereto.

“Ground Lease” means, as of any date of determination, a ground lease (a) which is a direct ground lease granted by the fee owner of the subject real property, (b) with respect to which a Lien may be granted without the consent of the lessor, (c) which may be transferred and/or assigned other than in connection with the granting of a Lien without the consent of the lessor or, if the lease expressly provides that such lease may be transferred and/or assigned with the consent of the lessor, such consent may not be unreasonably withheld, conditioned or delayed, (d) which has a remaining term (including any renewal terms exercisable at the sole option of the lessee without the need to obtain the consent of the lessor or to pay the lessor any amount as a condition to the effectiveness of such extension) of at least thirty (30) years, (e) under which no default exists and is continuing, (f) which contains lender protection provisions acceptable to the Agent, including, without limitation, provisions to the effect that (I) the lessor shall notify any holder of a Lien in such lease of the occurrence of any default by the lessee under such lease and shall not terminate such lease on account of any default without affording such Lien holder a reasonable opportunity to cure such default, and (II) in the event that such lease is terminated, such Lien holder shall have the option to enter into a new lease on terms substantially identical to those contained in the terminated lease, and (g) which is otherwise acceptable in form and substance to the Agent.

“Guarantor” means (a) the Parent, (b) prior to the Investment Grade Rating Date, but subject to Section 7.12., each Material Subsidiary Guarantor, (c) prior to the Investment Grade Rating Date, but subject to Section 7.12., each Other Subsidiary Guarantor, and (d) each Non-Material Subsidiary Guarantor.

“Guarantor Release Letter” means a letter executed by the Agent that confirms the release of one or more Guarantor(s), substantially in the form of Exhibit H.

“Guaranty”, “Guaranteed”, “Guarantying” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the Guaranty substantially in the form of Exhibit G attached hereto executed by the Guarantors in favor of the Agent for the benefit of itself and the Lenders, together with each Accession Agreement delivered pursuant to Section 7.12. or Section 7.13.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to a Person, as of any date of determination, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed, whether direct or indirect, including, without limitation, all Obligations; (b) all obligations of such Person (other than trade debt incurred in the ordinary course of business), whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit (but only to the extent of any outstanding balance), (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property; (c) any Capitalized Lease Obligations (but excluding obligations under operating leases or ground leases) of such Person, the amount of which as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date; (d) all net obligations under any Derivatives Contract not entered into as a hedge against Indebtedness outstanding at the time such Derivatives Contract is entered into and while such Derivatives Contract is maintained; (e) all obligations of such Person or any other Person secured by any Lien or other encumbrance on property of such Person; (f) all reimbursement obligations of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (g) all obligations of such Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended from time to time) which such Person would be required to disclose to the Securities and Exchange Commission; (h) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation under this clause (h) to the extent (1) the obligation can be satisfied by the issuance of Equity Interests or (2) the amount of such Person’s liability therefor or in connection therewith is limited exclusively to the amount of any associated deposit given by such Person (in which case, such deposit shall be treated as unsecured Indebtedness and not as an asset and any obligations in excess of such deposit shall not be included in Indebtedness); (i) all obligations in the nature of those described in clauses (a)-(h) above of other Persons that such Person is, or has agreed to be, liable by way of guaranty, indemnity for borrowed money, stop-loss agreement or the like; and (j) without duplication, such Person’s Pro Rata Share of all obligations in the nature of those described in clauses (a)-(i) above of any Partially Owned Entity. For the purposes hereof, the amount of any net obligation under any Derivatives Contract on any date shall be deemed to be the Derivatives Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Intellectual Property” has the meaning given that term in Section 6.1.(t).

“Interest Period” means, with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or the last day of the next preceding Interest Period for such Loan and ending 1, 2, 3 or 6 months thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month shall end on the last Business Day of the appropriate subsequent calendar month.

Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, (x) with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person and (y) with respect to any Real Estate Asset or other asset, the acquisition thereof. Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business that does not constitute the purchase or other acquisition of a business, division or operating unit, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; and (b) there shall be deducted in respect of each Investment in unconsolidated joint ventures any amount received as a return of capital and received as earnings on such Investment in unconsolidated joint ventures, whether as dividends, interest or otherwise.

“Investment Grade Rating” means a Credit Rating of BBB-/Baa3 (or equivalent) or higher from a Rating Agency.

“Investment Grade Rating Date” means, the date on which the Borrower or the Parent first obtains an Investment Grade Rating from either of Moody’s or S&P.

“Joint Lead Arrangers” has the meaning given that term in the in the introductory paragraph hereof and shall include the Joint Lead Arrangers’ respective successors and assigns.

“KeyBank” means KeyBank National Association, together with its successors and assigns.

“Land” means an undeveloped Real Estate Asset owned in fee by the Borrower, any of its Subsidiaries or any Partially Owned Entity.

“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns; provided, however, that the term “Lender”, except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender of which such Lender may notify the Agent in writing from time to time.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“LIBOR” means, for any LIBOR Loan for any Interest Period therefor, the average rate as shown in Reuters Screen LIBOR01 Page (or any successor service) at which deposits in U.S. dollars are offered by first class banks in the London interbank market at approximately 11:00 a.m. (London time) on the day that is two (2) Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If Reuters no longer reports such rate, such rate is not available at any time for any reason, or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London interbank market, then any and all outstanding Loans shall be Base Rate Loans and bear interest at the Base Rate plus the Applicable Margin for Base Rate Loans. For any period during which a Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

“LIBOR Loan” means a Loan (including a portion of the Term Loan) bearing interest at a rate based on LIBOR.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means the Term Loan (including the Tranche A Loans, the Tranche B Loans and the Tranche C Loans, collectively) or any portion thereof, as the context may require.

“Loan Document” means this Agreement, each Note, the Guaranty and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than any Specified Derivatives Contract).

“Loan Party” means each of the Parent, the Borrower and each Subsidiary Guarantor. Schedule 1.1.(A) sets forth the Loan Parties in addition to the Parent and the Borrower as of the Agreement Date.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Parent, the Borrower and their respective Subsidiaries taken as a whole, (b) the ability of the Parent, the Borrower or, taken as a whole, any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

“Material Contract” means any contract or other arrangement (other than Loan Documents and any Specified Derivatives Contracts), whether written or oral, to which the Parent, the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means any Indebtedness the principal amount of which is (i) $25,000,000 or more in the case of Recourse Indebtedness or (ii) $90,000,000 or more in the case of Nonrecourse Indebtedness.

“Material Subsidiary” means any Subsidiary owning or leasing one or more Real Estate Assets which contribute more than $50,000,000 to the Value of Unencumbered Properties.

“Material Subsidiary Guarantor” means each Material Subsidiary that from time to time is a party to the Guaranty.

“Maturity Date” means, (i) with respect to the Tranche A Facility, the Tranche A Maturity Date, (ii) with respect to the Tranche B Facility, the Tranche B Maturity Date and (iii) with respect to the Tranche C Facility, the Tranche C Maturity Date.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real property granting a Lien on such interest in real property as security for the payment of Indebtedness of such Person or another Person.

“Mortgage Note” means a promissory note secured by a Mortgage of which the Parent, the Borrower, or one of their respective Subsidiaries is the holder and direct payee and retains the rights of collection of all payments thereunder, secured by a Mortgage on developed real property, so long as at the relevant date of determination, such promissory note is not in default.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person.

“Net Operating Income” means, for any period, an amount equal to, without double-counting, the sum of: (i) the aggregate rental and other income from the operation of the applicable Real Estate Assets during such period; minus (ii) all expenses and other proper charges incurred in connection with the operation of such Real Estate Assets during such period, (including, without limitation, a management fee equal to 3% of the gross revenues of such Real Estate Assets, real estate taxes, payments under Ground Leases and bad debt expenses, but excluding Overhead Allocation expense, third-party management fees and any other non-recurring, infrequent or unusual charges approved by the Agent for exclusion in such calculations; but, in any case, before payment of or provision for debt service charges for such period, income taxes for such period, capital expenses for such period, and depreciation, amortization, and other non-cash expenses for such period, all as determined in accordance with GAAP (adjusted to exclude straight-line rents, amounts reserved as bad debt expense for straight-line rents and rent abatement amortization).

“Net Proceeds” means, with respect to any Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“Non-Material Subsidiary Guarantor” means each Subsidiary Obligor that from time to time is a party to the Guaranty.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money (x) in respect of which recourse for payment is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness and (y) that is not a general obligation of such Person; provided such contractual limitation to specific assets may include customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions to nonrecourse liability.

“Note” has the meaning given that term in Section 2.8.

“Notice of Borrowing” means a notice in the form of Exhibit B to be delivered to the Agent pursuant to Section 2.1(f) evidencing the Borrower’s request for a borrowing of Loans.

“Notice of Continuation” means a notice in the form of Exhibit C to be delivered to the Agent pursuant to Section 2.6 evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice in the form of Exhibit D to be delivered to the Agent pursuant to Section 2.7. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include Specified Derivatives Obligations.

“Occupancy Rate” means, with respect to a Real Estate Asset at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Real Estate Asset occupied by tenants that are not Affiliates of the Parent, the Borrower, any of their respective Subsidiaries or any Partially Owned Entity paying rent at rates not materially less than rates generally prevailing in the geographical market of such Real Estate Asset pursuant to binding leases as to which no monetary default has occurred and is continuing which has continued unremedied for sixty (60) days or more to (b) the aggregate net rentable square footage of such Real Estate Asset.

“OFAC” means U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor Governmental Authority.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Properties” means all Real Estate Assets that are not DC Office Properties.

“Other Subsidiary Guarantor” means each Subsidiary of the Borrower (other than a Material Subsidiary) that owns an Eligible Unencumbered Property and is a party to the Guaranty for the purpose of permitting the Borrower to comply with the provisions of Section 7.12(c).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.6.).

“Overhead Allocation” means, for any period, the amount of corporate overhead included as a property operating expense in lieu of a management fee.

“Parent” has the meaning set forth in the introductory paragraph hereof.

“Partially Owned Entity” means any Person in which the Parent or the Borrower, directly, or indirectly through its full or partial ownership of another entity, owns an Equity Interest, but which is not required in accordance with GAAP to be consolidated with the Parent or the Borrower, as applicable, for financial reporting purposes.

“Participant” has the meaning given that term in Section 12.6.(d).

“Participant Register” has the meaning given that term in Section 12.6.(d).

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Intercompany Refinancing Mortgages” means, a mortgage or deed of trust granted by a Subsidiary Guarantor to another Subsidiary Guarantor in connection with the refinancing of one or more Real Estate Assets, provided that (i) the Borrower has provided the Agent with at least 10 Business Days prior written notice of such mortgage or deed of trust, together with copies of the proposed mortgage or deed of trust and related agreements and documents, (ii) the Subsidiary Guarantor which holds the loan secured by such mortgage or deed of trust is the direct owner of 100% of the Equity Interests of the Subsidiary Guarantor which is the borrower under such loan, (iii) immediately upon the assignment or other transfer of the loan secured by such mortgage or deed of trust to any other Person, the Real Estate Asset encumbered thereby shall not constitute an Eligible Unencumbered Property and the Lien evidenced thereby shall not be a Permitted Lien for purposes of determining compliance with the Eligible Unencumbered Property requirements set forth in the definition thereof, and the Borrower shall, prior to such assignment or transfer, provide a certificate to the Administrative Agent evidencing compliance with the covenants set forth in Section 9.1 after giving effect to such assignment or transfer, and (iv) the Administrative Agent has approved such proposed mortgage or deed of trust arrangement.

“Permitted Liens” means, with respect to any asset or property of a Person: (a)(i) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or (ii) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in the case of each of the immediately preceding clauses (i) and (ii), are not at the time required to be paid or discharged under Section 7.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance, old age pensions or other social security obligations; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Agent for its benefit and the benefit of the Lenders; (f) Liens in existence as of the Agreement Date and set forth in Part II of Schedule 6.1.(f); (g) solely with respect to Real Estate Assets that are not Eligible Unencumbered Properties in connection with Nonrecourse Indebtedness of the Parent, the Borrower and their respective Subsidiaries (other than the Subsidiary Guarantors) permitted under Section 9.3, and subject to compliance with Section 9.1, Liens on Real Estate Assets (other than Eligible Unencumbered Properties) to secure such Nonrecourse Indebtedness; and (h) Permitted Intercompany Refinancing Mortgages.

“Permitted Property” means a property which is an income producing office, industrial or so-called flex property (or a Real Estate Asset Under Development which will be an income producing office, industrial or so-called flex property when completed) and is located in the State of Maryland, the Commonwealth of Virginia or the District of Columbia.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” means, in respect of any principal of any Loan or any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus two percent (2%).

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity issued by the Parent, the Borrower or a Subsidiary. Preferred Dividends shall not include dividends or distributions paid or payable (a) solely in Equity Interests payable to holders of such class of Equity Interests, (b) to the Parent, the Borrower or a Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Prime Rate” means the rate of interest per annum announced publicly by the Lender then acting as the Agent as its prime rate from time to time. The Prime Rate is not necessarily the best or the lowest rate of interest offered by the Lender acting as the Agent or any other Lender.

“Pro Rata Share” means, (a) with respect to any item relating to asset value, income or the like of any Partially Owned Entity, the Parent’s the Borrower’s or any Subsidiary’s direct or indirect percentage ownership interest in such Partially Owned Entity (or, if different, the percentage to which the Parent, the Borrower or any such Subsidiary is entitled based on an arms-length agreement), and (b) with respect to any Indebtedness or other liability or obligation of any Partially Owned Entity, (i) the Parent’s, the Borrower’s or any Subsidiary’s percentage ownership interest in such Partially Owned Entity, or (ii) such other amount as to which the Parent, the Borrower or such Subsidiary is or has agreed to be liable by way of guaranty, indemnity for borrowed money, stop-loss agreement or other agreement.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Rating Agency” means S&P, Moody’s or Fitch.

“Real Estate Asset” means any parcel of real property owned or leased (in whole or in part) or operated by the Parent, the Borrower, any Subsidiary or any Partially Owned Entity of the Parent.

“Real Estate Asset Under Development” means a Real Estate Asset that is under development or substantial redevelopment. A Real Estate Asset Under Development shall cease to constitute a Real Estate Asset Under Development on the earlier of (a) the one-year anniversary date of the substantial completion (as such term is customarily used in the real estate industry) of such development or redevelopment, and (b) the first day of the first full fiscal quarter after such Real Estate Asset achieves an Occupancy Rate of 80%.

“Recipient” means (a) the Agent, (b) any Lender, or (c) any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recourse Indebtedness” means any Indebtedness other than Nonrecourse Indebtedness.

“Redland Conditions” means: (a) the Redland Property meets all of the conditions set forth in the definition of “Eligible Unencumbered Property” other than the condition set forth in clause (b) of the definition of Eligible Unencumbered Property, (b) the Redland Property is wholly-owned in fee simple by FP Redland Tech, and (c) the organizational documents of FP Redland Tech have not been modified since November 10, 2010 and will not be modified, amended or supplemented in any respect whatsoever if the same could reasonably be expected to adversely affect the rights of the Agent or the Lenders hereunder or under any other Loan Document without the express prior written consent of the Agent, and in any event, Sections 3.7, 6.1, 6.3, and 6.4, Article VIII, and Exhibit D of the FP Redland Tech Partnership Agreement have not been modified since November 10, 2010 and will not be not modified, amended or supplemented in any respect whatsoever without the express prior written consent of the Agent, provided, however, that such organizational documents may be amended without the consent of the Agent in order to change FP Redland Tech from a limited partnership to a limited liability company so long as such organizational documents are not modified, amended or supplemented to the extent otherwise prohibited by this clause (c) in connection therewith and the Borrower provides the Agent with notice thereof and copies of the documents amending such organizational documents to effect such change.

“Redland Property” means that certain Real Estate Asset owned by FP Redland Tech commonly known as Land Units 2 and 3 in the Redland Tech Center Land Condominium formed pursuant to the Declaration of Condominium for Redland Tech Center Land Condominium recorded in Liber 19839 at folio 681 in the land records of Montgomery County, Maryland, as amended, and located at 520 and 530 Gaither Road, Rockville, Maryland, together with all easements, appurtenances, rights, privileges, reservations, tenements, and hereditaments belonging thereto.

“Register” has the meaning given that term in Section 12.6.(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, as of any date of determination, (a) the Lenders holding more than 50% of the aggregate amount of the Commitments, or (b) if the Commitments have been terminated or reduced to zero, Lenders holding more than 50% of the principal amount of the aggregate outstanding Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at any time when there are two or more Lenders that are not Defaulting Lenders, the Required Lenders must include at least two Lenders.

“Reserve Percentage” means a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America to residents of the United States of America).

“Responsible Officer” means with respect to the Parent, the Borrower, any other Loan Party or any of their respective Subsidiaries, the chief executive officer, the chief operating officer, the chief financial officer, or president of the Parent, the Borrower, such other Loan Party or such other Subsidiary, as the case may be.

“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Parent, the Borrower or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Parent, the Borrower or any of their respective Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Parent, the Borrower or any of their respective Subsidiaries now or hereafter outstanding.

“Revolving Credit Agreement” means that certain Amended and Restated Revolving Credit Agreement of even date herewith, among the Parent, the Borrower, the financial institutions from time to time party thereto, KeyBank, as administrative agent, and the other parties thereto.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a Person resident in, in each case, a country that is subject to a sanctions program identified on the list maintained by the OFAC and published from time to time, as such program may be applicable to such agency, organization or Person.

“Sanctioned Person” means a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by the OFAC as published from time to time.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SEC Investigation Costs” means all costs and expenses incurred by the Parent or the Borrower in connection with any inquiry or investigation by the Securities and Exchange Commission regarding matters that were the subject of an internal investigation conducted by the Audit Committee of the Parent’s Board of Trustees following the identification of a material weakness in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

“Secured Indebtedness” means, with respect to a Person as of any given date, all Indebtedness of such Person that is secured by a Lien evidenced by a mortgage, deed of trust or assignment of ownership interests or any other Lien, and shall include (without duplication) such Person’s Pro Rata Share of the Secured Indebtedness of its Partially Owned Entities. Secured Indebtedness shall exclude Indebtedness secured solely by ownership interests in another Person that owns Real Estate which is encumbered by a mortgage or deed of trust securing Indebtedness.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between the Parent, the Borrower, any other Loan Party or any of their respective Subsidiaries and any Specified Derivatives Provider, and which was not prohibited by any of the Loan Documents when made or entered into.

“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Parent, the Borrower, any other Loan Party or any of their respective Subsidiaries or under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.

“Specified Derivatives Provider” means any Lender, or any Affiliate of a Lender, that is a party to a Derivatives Contract at the time such Derivatives Contract is entered into.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 7.17.).

“Stabilized Real Estate Asset” means any Real Estate Asset that is not a Real Estate Asset Under Development or Land.

“Structured Finance Investments” means, collectively, Investments by the Parent, the Borrower or their respective Subsidiaries directly or indirectly in (i) Mortgage Notes, (ii) mezzanine loans evidenced by promissory notes of which the Borrower is the holder and direct payee, to entities that hold direct or indirect interests in DC Office Properties, (iii) Investments in Preferred Equity in entities owning DC Office Properties, and (iv) that certain Twenty-Five Million Dollar ($25,000,000) loan to Douglas and Norman Jemal, secured by forty-nine percent (49%) of their interest in the sole member of the owner of that certain real property located at 950 F. Street NW, Washington, DC.

“Structured Finance Investments Value” means, as of any date of determination, an amount equal to the aggregate value of all Structured Finance Investments on such date, with the value of each Structured Finance Investment being deemed to be the lower of (i) the acquisition or origination cost of such Structured Finance Investment plus all commercially reasonable costs that are capitalized in accordance with GAAP incurred in connection with the acquisition or origination of such Structured Finance Investment, and (ii) the value of such Structured Finance Investment determined in accordance with GAAP; provided, however, that in the case of any Structured Finance Investment in respect of which the obligor is in default of any payment obligation, the Structured Finance Investments Value shall be zero.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person and/or one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are required to be consolidated with those of such Person pursuant to GAAP.

“Subsidiary Guarantor” means a Material Subsidiary Guarantor, an Other Subsidiary Guarantor or a Non-Material Subsidiary Guarantor.

“Subsidiary Obligor” means a Subsidiary other than an Excluded Subsidiary that (i) Guarantees, or otherwise becomes obligated in respect of, any Indebtedness of the Borrower or any other Subsidiary of the Borrower (except in connection with Guarantees of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other customary nonrecourse exceptions), or (ii) owns a Real Estate Asset and has incurred recourse Indebtedness.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” or “Term Loans” means any Tranche A Loan, Tranche B Loan or Tranche C Loan made pursuant to Section 2.1., or all of such Loans collectively, as the context may require.

“Titled Agents” means each of the Co-Lead Arrangers, each of the Co-Book Runners, each of the Co-Syndication Agents, the Documentation Agent, and their respective successors and permitted assigns.

“Total Tranche A Commitment” means as of the Closing Date, the sum of the Tranche A Commitments of the Tranche A Lenders. As of the Closing Date, the Total Tranche A Commitment is $100,000,000. Upon the funding of the Tranche A Loans in an amount equal to the Total Tranche A Commitment on the Closing Date, the Tranche A Commitments will be deemed to be zero and will terminate.

“Total Tranche B Commitment” means as of the Closing Date, the sum of the Tranche B Commitments of the Tranche B Lenders. As of the Closing Date, the Total Tranche B Commitment is $100,000,000. Upon the funding of the Tranche B Loans in an amount equal to the Total Tranche B Commitment on the Closing Date, the Tranche B Commitments will be deemed to be zero and will terminate.

“Total Tranche C Commitment” means as of the Closing Date, the sum of the Tranche C Commitments of the Tranche C Lenders. As of the Closing Date, the Total Tranche C Commitment is $100,000,000. Upon the funding of the Tranche C Loans in an amount equal to the Total Tranche C Commitment on the Closing Date, the Tranche C Commitments will be deemed to be zero and will terminate.

“Tranche” means any of the Tranche A Facility, the Tranche B Facility, the Tranche C Facility, as the context may require.

“Tranche A Borrowing” means a borrowing consisting of simultaneous Tranche A Loans of the same Type and, in the case of Libor Rate Loans, having the same Interest Period made by each of the Tranche A Lenders pursuant to Section 2.1(a).

“Tranche A Commitment” means as to each Tranche A Lender, its obligation to make Tranche A Loans to Borrower pursuant to Section 2.1(a) in an original principal amount not to exceed the applicable amount set forth opposite such Tranche A Lender’s name on Schedule I. Upon the funding of the Tranche A Loans in an amount equal to the Total Tranche A Commitment on the Closing Date, the Tranche A Commitments will be deemed to be zero and will terminate.

“Tranche A Facility” means at any time, (a) on or prior to the Closing Date, the aggregate amount of the Tranche A Commitments at such time and (b) thereafter, the aggregate principal amount of the Tranche A Loans of all Tranche A Lenders outstanding at such time.

“Tranche A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Tranche A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Tranche A Loans at such time.

“Tranche A Loan” means an advance made by any Tranche A Lender under the Tranche A Facility.

“Tranche A Maturity Date” means October 16, 2018, or such earlier date on which the Tranche A Loans shall become due and payable pursuant to the terms hereof.

“Tranche A Notes” means collectively, the promissory notes made by Borrower in favor of the Tranche A Lenders in an aggregate principal amount equal to the Total Tranche A Commitment, substantially in the form of Exhibit E, as the same may be amended, replaced, substituted and/or restated from time to time.

“Tranche B Borrowing” means a borrowing consisting of simultaneous Tranche B Loans of the same Type and, in the case of Libor Rate Loans, having the same Interest Period made by each of the Tranche B Lenders pursuant to Section 2.1(b).

“Tranche B Commitment” means as to each Tranche B Lender, its obligation to make Tranche B Loans to Borrower pursuant to Section 2.1(b) in an original principal amount not to exceed the applicable amount set forth opposite such Tranche B Lender’s name on Schedule I. Upon the funding of the Tranche B Loans in an amount equal to the Total Tranche B Commitment on the Closing Date, the Tranche B Commitments will be deemed to be zero and will terminate.

“Tranche B Facility” means at any time, (a) on or prior to the Closing Date, the aggregate amount of the Tranche B Commitments at such time and (b) thereafter, the aggregate principal amount of the Tranche B Loans of all Tranche B Lenders outstanding at such time.

“Tranche B Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Tranche B Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Tranche B Loans at such time.

“Tranche B Loan” means an advance made by any Tranche B Lender under the Tranche B Facility.

“Tranche B Maturity Date” means October 16, 2019, or such earlier date on which the Tranche B Loan shall become due and payable pursuant to the terms hereof.

“Tranche B Notes” means collectively, the promissory notes made by Borrower in favor of the Tranche B Lenders in an aggregate principal amount equal to the Total Tranche B Commitment, substantially in the form of Exhibit E, as the same may be amended, replaced, substituted and/or restated from time to time.

“Tranche C Borrowing” means a borrowing consisting of simultaneous Tranche C Loans of the same Type and, in the case of Libor Rate Loans, having the same Interest Period made by each of the Tranche C Lenders pursuant to Section 2.1(c).

“Tranche C Commitment” means as to each Tranche C Lender, its obligation to make Tranche C Loans to Borrower pursuant to Section 2.1(c) in an original principal amount not to exceed the applicable amount set forth opposite such Tranche C Lender’s name on Schedule I. Upon the funding of the Tranche C Loans in an amount equal to the Total Tranche C Commitment on the Closing Date in an amount equal to the Total Tranche C Commitment, the Tranche C Commitments will be deemed to be zero and will terminate.

“Tranche C Facility” means at any time, (a) on or prior to the Closing Date, the aggregate amount of the Tranche C Commitments at such time and (b) thereafter, the aggregate principal amount of the Tranche C Loans of all Tranche C Lenders outstanding at such time.

“Tranche C Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Tranche C Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Tranche C Loans at such time.

“Tranche C Loan” means an advance made by any Tranche C Lender under the Tranche C Facility.

“Tranche C Maturity Date” means October 16, 2020, or such earlier date on which the Tranche C Loan shall become due and payable pursuant to the terms hereof.

“Tranche C Notes” means collectively, the promissory notes made by Borrower in favor of the Tranche C Lenders in an aggregate principal amount equal to the Total Tranche C Commitment, substantially in the form of Exhibit E, as the same may be amended, replaced, substituted and/or restated from time to time.

“Type” with respect to any Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.

“Unencumbered Land” means the Real Estate Asset commonly referred to as the Sterling Park Land Parcel, so long as such Real Estate Asset is not subject to any Liens, except for Permitted Liens, or any Negative Pledge.

“Unsecured Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Consolidated Total Indebtedness outstanding at such date (including all Obligations), that is not secured by a Lien evidenced by a mortgage, deed of trust or assignment of ownership interests or any other Lien. Notwithstanding the foregoing, Unsecured Consolidated Total Indebtedness shall include Recourse Indebtedness that is secured solely by partnership or Equity Interests in any Subsidiary or Partially Owned Entity that owns a Real Estate Asset that is encumbered by a mortgage securing Indebtedness.

“Unsecured Indebtedness” means Indebtedness which is not Secured Indebtedness.

“Unsecured Interest Expense” means, for any period of determination, Consolidated Total Interest Expense for such period attributable to the Unsecured Consolidated Total Indebtedness of the Parent, the Borrower and their respective Subsidiaries.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Value of Unencumbered Properties” means, at any date of determination, with respect to the Eligible Unencumbered Properties, an amount equal to, without double-counting, the sum of (i) for all Stabilized Real Estate Assets, the aggregate of the following amount determined for each such Real Estate Asset, (x) the Net Operating Income for the most recently ended fiscal quarter of each Eligible Unencumbered Property that is a Stabilized Real Estate Asset, multiplied by (y) 4, with the product thereof being divided by (z) the applicable Capitalization Rate, plus (ii) an amount equal to the aggregate Cost Basis Value of all Eligible Unencumbered Properties that are Real Estate Assets Under Development, plus (iii) the aggregate Cost Basis Value of all Eligible Unencumbered Properties acquired during the four fiscal quarter period most recently ended, plus (iv) the Cost Basis Value of the Unencumbered Land, provided that (a) the Net Operating Income attributable to any Eligible Unencumbered Property sold or otherwise transferred during the applicable period shall be excluded from the calculation of the Value of Unencumbered Properties, (b) the Net Operating Income of Eligible Unencumbered Properties included at their Cost Basis Value shall be excluded, and (c) the value included as a result of clauses (ii) and (iv) above in the aggregate shall not exceed twenty percent (20%) of the aggregate Value of Unencumbered Properties at any time. Notwithstanding anything to the contrary contained in this Agreement, if the Net Operating Income for any Stabilized Real Estate Asset is less than zero for any fiscal quarter, the Net Operating Income included in the calculation of Value of Unencumbered Properties for such fiscal quarter in respect of such Stabilized Real Estate Asset shall be deemed to be zero.

“Wholly Owned Subsidiary” means any single purpose entity that is Subsidiary of a Person in respect of which such Person owns directly or indirectly (through a Subsidiary or Subsidiaries that each constitute a “Wholly Owned Subsidiary”) 100% of the outstanding voting or controlling interests and 100% of the economic interests.

“Withholding Agent” means (a) the Parent, (b) the Borrower, (c) any other Loan Party, and (d) the Agent, as applicable.

Section 1.2. General; References to Times.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP in effect as of the Agreement Date, except for changes in GAAP that are effective subsequent to the Agreement Date that the Borrower, the Required Lenders and the Agent mutually agree to include in the calculation of certain ratios or measurements. Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Accordingly, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent or a Subsidiary of any such Subsidiary, a reference to an “Affiliate” means a reference to an Affiliate of the Parent and a reference to a “Partially Owned Entity” means a reference to a Partially Owned Entity of the Parent or any Subsidiary of the Parent. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Cleveland, Ohio time.

Section 1.3. Financial Attributes of Partially Owned Entities.

When determining the Applicable Margin at any time prior to the Credit Rating Election Date and compliance by the Parent or the Borrower with any financial covenant contained in any of the Loan Documents, only the Pro Rata Share of the Parent or the Borrower, as applicable, of the financial attributes of a Partially Owned Entity shall be included.

ARTICLE II. CREDIT FACILITY

Section 2.1. Term Loans.

(a) The Tranche A Borrowing. Subject to the terms and conditions set forth herein, each Tranche A Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Tranche A Lender’s Tranche A Commitment. The Tranche A Borrowing shall consist of Tranche A Loans made simultaneously by the Tranche A Lenders in accordance with their respective Tranche A Commitments and each such Tranche A Lender’s Applicable Percentage of the Total Tranche A Commitment. Amounts borrowed under this Section 2.1(a) and repaid or prepaid may not be reborrowed.

(b) The Tranche B Borrowing. Subject to the terms and conditions set forth herein, each Tranche B Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Tranche B Lender’s Tranche B Commitment. The Tranche B Borrowing shall consist of Tranche B Loans made simultaneously by the Tranche B Lenders in accordance with their respective Tranche B Commitments and each such Tranche B Lender’s Applicable Percentage of the Total Tranche B Commitment. Amounts borrowed under this Section 2.1(b) and repaid or prepaid may not be reborrowed.

(c) The Tranche C Borrowing. Subject to the terms and conditions set forth herein, each Tranche C Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Tranche C Lender’s Tranche C Commitment. The Tranche C Borrowing shall consist of Tranche C Loans made simultaneously by the Tranche C Lenders in accordance with their respective Tranche C Commitments and each such Tranche C Lender’s Applicable Percentage of the Total Tranche C Commitment. Amounts borrowed under this Section 2.1(c) and repaid or prepaid may not be reborrowed.

(d) The Borrower unconditionally promises to pay to Agent, (i) for the account of the Tranche A Lenders, all amounts due with respect to the Tranche A Loans on the dates specified herein and on the Tranche A Maturity Date or such earlier dates as required hereunder; (ii) for the account of the Tranche B Lenders, all amounts due with respect to the Tranche B Loans on the dates specified herein and on the Tranche B Maturity Date or such earlier dates as required hereunder; and (iii) for the account of the Tranche C Lenders, all amounts due with respect to the Tranche C Loans on the dates specified herein and on the Tranche C Maturity Date or such earlier dates as required hereunder.

(e) Notwithstanding the division of the Term Loan into Tranches, all Loans to the Borrower under this Agreement shall rank pari passu in right of payment except as otherwise set forth herein.

(f) Requests for Loans. For each request by the Borrower for a Tranche A Borrowing, Tranche B Borrowing, or Tranche C Borrowing on the Closing Date, the Borrower shall deliver to the Agent a Notice of Borrowing. Each Notice of Borrowing shall specify whether the Borrower is requesting a Tranche A Borrowing, Tranche B Borrowing, or Tranche C Borrowing, the aggregate principal amount of the Loans to be borrowed, the date such Loans are to be borrowed (which must be a Business Day), the use of the proceeds of such Loans, and the Type of the requested Loans. Each Notice of Borrowing or any telephonic notice of a borrowing shall be irrevocable once given and binding on the Borrower. For the avoidance of doubt, on the Closing Date, the loans outstanding under the Existing Term Loan Agreement will be deemed to be outstanding as the Term Loan hereunder and the existing LIBOR contracts applicable thereto will remain in place for purposes of determining the interest rate thereon until the end of the applicable interest period (unless earlier terminated in accordance with the terms hereof).

(g) Funding of Loans. Promptly after receipt of a Notice of Borrowing under the subsection (f) of this Section and subject to Section 5.1., the Agent shall notify each Lender of the proposed borrowing. Each Lender shall deposit an amount equal to the Loan to be made by such Lender to the Borrower with the Agent at the Agent’s Head Office, in immediately available funds not later than 11:00 a.m. (or such later time as is acceptable to the Agent) on the date of such proposed Loans. Subject to fulfillment of all applicable conditions set forth herein, the Agent shall make the proceeds of such amounts received by the Agent available to the Borrower on the date of the requested borrowing of Loans and at the account specified by the Borrower in the applicable Notice of Borrowing.

Section 2.2. Rates and Payment of Interest on Loans; Late Charges.

(a) Rates. The Borrower promises to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin for Base Rate Loans; and

(ii) during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor plus the Applicable Margin for LIBOR Loans.

Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrower shall pay to the Agent for the account of each Lender, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b) Credit Rating Election. From and after the occurrence of the Investment Grade Rating Date, the Borrower may make a one-time irrevocable election upon written notice to the Agent to utilize its Credit Rating in determining the Applicable Margin, pursuant to the relevant table set forth in the definition of Applicable Margin.

(c) Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each (a) (i) Base Rate Loan shall be payable monthly in arrears on the first day of each month, commencing with the first such date occurring after the Effective Date and (ii) LIBOR Loan shall be payable on the last day of the applicable Interest Period, commencing with the first such date occurring after the Effective Date, and (b) in all cases, on any date on which the principal balance of such Base Rate Loan or LIBOR Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

(d) Borrower Information Used to Determine Applicable Interest Rates. The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Agent’s or any Lender’s other rights under this Agreement.

(e) Late Charges. If any payment of interest required under this Agreement is not paid within ten (10) days after it becomes due and payable, the Borrower shall pay a late charge for late payment to compensate the Lenders for the loss of use of funds and for the expenses of handling the delinquent payment, in an amount equal to five percent (5%) of such delinquent payment. Such late charge shall be paid in any event not later than the due date of the next subsequent installment of interest. In the event the maturity of the Obligations hereunder occurs or is accelerated pursuant to Section 10.2., this Section shall apply only to payments overdue prior to the time of such acceleration. This Section shall not be deemed to be a waiver of the Lenders’ right to accelerate payment of any of the Obligations as permitted under the terms of this Agreement.

Section 2.3. Number of Interest Periods. There may be no more than seven (7) different Interest Periods for LIBOR Loans, collectively, outstanding at the same time (for which purpose Interest Periods described in the definition of the term “Interest Period” shall be deemed to be different Interest Periods even if they are coterminous).

Section 2.4. Repayment of Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, (i) the Tranche A Loans on the Tranche A Maturity Date, (ii) the Tranche B Loans on the Tranche B Maturity Date, and (iii) the Tranche C Loans on the Tranche C Maturity Date.

Section 2.5. Prepayments.

(a) Optional. Subject to Section 4.4, the Borrower may prepay any Tranche A Loan and Tranche B Loan at any time, in whole or part, without premium or penalty. The Borrower’s prepayment of any Tranche C Loan will be subject to, and the Borrower hereby promises to pay, a (i) 2.00% penalty on the principal amount prepaid if the prepayment occurs during the first twelve (12) months following the Closing Date and (ii) 1.00% penalty on the principal amount prepaid if the prepayment occurs during months thirteen (13) through twenty-four (24) following the Closing Date (each such penalty, a “Prepayment Penalty”), such Prepayment Penalities to be for the pro rata account of the Tranche C Lenders. Beginning in the twenty-fifth (25) month following the Closing Date, subject to Section 4.4, the Borrower may prepay any Tranche C Loan without premium or penalty. The Borrower shall give the Agent at least two (2) Business Days’ notice of any proposed prepayment pursuant to this Section 2.5(a) of any Base Rate Loans and at least four (4) Business Days’ notice of any proposed prepayment pursuant to this Section 2.5(a) of any LIBOR Loans, specifying the proposed date of prepayment of such Loan and the principal amount to be prepaid. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess thereof or, if less, the outstanding principal balance of the Loans then being repaid. Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 4.4 and, in addition, any prepayment of a Tranche C Loan shall be accompanied by any applicable Prepayment Penalty.

(b) Mandatory. If at any time the aggregate principal amount of all outstanding Loans exceeds the aggregate amount of the Tranches, the Borrower shall immediately pay to the Agent for the account of the Lenders then holding the outstanding Loans, the amount of such excess. All payments under this subsection (b) shall be made without premium or penalty (subject to Section 4.4) and be applied to pay all amounts of principal outstanding on the Loans first to Base Rate Loans and second to LIBOR Loans pro rata in accordance with Section 3.2. If the Borrower is required to pay any outstanding LIBOR Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 4.4.

Section 2.6. Continuation.

So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Agent a Notice of Continuation not later than 10:00 a.m. three (3) Business Days prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of written communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Agent shall notify each Lender of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Loan with an Interest Period of one month; provided, however that if a Default or Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.7 or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.7. Conversion.

The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Agent by telecopy, electronic mail or other similar form of written communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted into a LIBOR Loan if a Default or Event of Default exists. Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount, and upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted in accordance with Section 2.2. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan. Each such Notice of Conversion shall be given not later than 10:00 a.m. three (3) Business Days prior to the date of any proposed Conversion. Promptly after receipt of a Notice of Conversion, the Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of written communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.8. Notes; Records.

(a) Term Loan Notes. Except in the case of a Lender that has notified the Agent in writing that it elects not to receive a promissory note evidencing the Term Loans made by such Lender, the Tranche A Loans shall be evidenced by the Tranche A Notes; the Tranche B Loan shall be evidenced by the Tranche B Notes; and the Tranche C Loan shall be evidenced by the Tranche C Notes, each substantially in the form of Exhibit E (each a “Note”), payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.

(b) Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of account maintained by the Agent pursuant to Section 3.9, in the absence of manifest error, the statements of account maintained by the Agent pursuant to Section 3.9 shall be controlling.

(c) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.9. Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Loan if immediately after the making of any such Loan, (i) the aggregate principal amount of all outstanding Loans would exceed the aggregate amount of the Commitments at such time or (ii) the aggregate principal amount of any of its Loans would exceed its Tranche A Commitment, Tranche B Commitment or Tranche C Commitment, as applicable.

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1. Payments.

(a) Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.11.), to the Agent at the Agent’s Head Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 10.3, the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied, and the Tranche to which such payment shall be applied. Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. In the event the Agent fails to pay such amounts to such Lender within one Business Day of receipt of such amounts, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b) Presumptions Regarding Payments by Borrower. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent on demand that amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the Federal Funds Rate.

Section 3.2. Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing from Lenders under Sections 2.1., shall be made from the Lenders pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Loans the outstanding principal amount of the Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made, then such payment shall be applied to the Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by the Lenders pro rata in accordance with their respective Commitments; (c) each payment of interest on Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; and (d) the making, Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 4.6.) shall be made pro rata among the Lenders according to the amounts of their respective Commitments (in the case of making of Loans) or their respective Loans (in the case of Conversions and Continuations of Loans) and the then current Interest Period for each Lender’s portion of each Loan of such Type shall be coterminous. Any payment or prepayment of principal or interest made (i) during the existence of a Default or Event of Default shall be made for the account of the Lenders in accordance with the order set forth in Section 10.3. and (ii) pursuant to Section 2.5.(b) shall be made for the account of the Lenders holding Commitments (or, if the Commitments have been terminated, holding Loans) in accordance with the order set forth in Section 10.3.

Section 3.3. Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of the Borrower or any other Loan Party to a Lender (other than any payment in respect of Specified Derivatives Obligations) not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2 or Section 10.3, as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 10.3., as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4. Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5. Fees.

The Borrower agrees to pay the administrative and other fees of the Agent as provided in the Fee Letter and such other fees and as may be agreed to in writing from time to time by the Borrower and the Agent.

Section 3.6. Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed; provided, however, any accrued interest on any Base Rate Loan shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed.

Section 3.7. Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.

Section 3.8. Agreement Regarding Interest and Charges.

The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Sections 2.2.(a) and 2.2.(b). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, closing fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.9. Statements of Account.

The Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive absent manifest error. The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.10. Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders, subject to clause (iii) of the proviso immediately following clause (viii) of Section 12.7.(b).

(b) Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X. or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 3.3. shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, if applicable; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees. No Defaulting Lender shall be entitled to receive any Fee payable under Section 3.5 for any period during which that Lender is a Defaulting Lender.

(d) Defaulting Lender Cure. If the Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans under the applicable Tranche(s) of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans under the applicable Tranche(s) to be held pro rata by the Lenders in accordance with their respective Applicable Percentages of the applicable Tranche(s), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 3.11. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.6. relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection.

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the clauses (ii)(A), (ii)(B) and (ii)(D) of this Section 3.11(f)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), 2 executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty and, in either case, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-1;

(II) executed originals of IRS Form W-8ECI and a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-1;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit I-2 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IV. YIELD PROTECTION, ETC.

Section 4.1. Additional Costs; Capital Adequacy.

(a) Capital Adequacy. If any Lender determines that any Regulatory Change affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof pursuant to such Lender’s customary practice.

(b) Additional Costs. In addition to, and not in limitation of the subsection (a) of this Section, the Borrower shall promptly pay to the Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or its Commitments (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes);

(ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined to the extent utilized when determining LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or

(iii) imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.

(c) Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the subsections (a) and (b) of this Section, if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5. shall apply).

(d) Notification and Determination of Additional Costs. Each of the Agent and each Lender, and each Participant, as the case may be, agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Agent or such Lender or such Participant to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Agent or any Lender or any Participant to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Agent). The Agent and each Lender and each Participant, as the case may be, agrees to furnish to the Borrower (and in the case of a Lender or a Participant, to the Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Agent or such Lender, or such Participant, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error.

Section 4.2. Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a) the Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBOR; or

(b) the Agent reasonably determines (which determination shall be conclusive absent manifest error) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;

then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.

Section 4.3. Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make, maintain or fund Loans the interest rate on which is determined by reference to LIBOR, or to determine or charge interest rates based on LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended, and if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the LIBOR component of the Base Rate, in each case, until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.5. shall be applicable).

Section 4.4. Compensation.

The Borrower shall pay to the Agent for the account of each Lender, upon the request of the Agent, such amount or amounts as the Agent shall determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:

(a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower for any reason to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation, in the case of a LIBOR Loan, an amount equal to the then present value of (i) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (ii) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date. Upon the Borrower’s request, the Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

Section 4.5. Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(c), Section 4.2. or Section 4.3. then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(c), Section 4.2., or Section 4.3. on such earlier date as such Lender or the Agent, as applicable, may specify to the Borrower (with a copy to the Agent, as applicable), and, unless and until such Lender or the Agent, as applicable, gives notice as provided below that the circumstances specified in Section 4.1., Section 4.2. or Section 4.3. that gave rise to such Conversion no longer exist:

(a) to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans (with the Base Rate being determined without reference to the LIBOR component of the Base Rate if required by such Lender); and

(b) all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans (with the Base Rate being determined without reference to the LIBOR component of the Base Rate if required by such Lender).

If such Lender or the Agent, as applicable, gives notice to the Borrower (with a copy to the Agent, as applicable) that the circumstances specified in Section 4.1. or 4.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender or the Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 4.6. Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10. or 4.1., and Lenders constituting Required Lenders are not also doing the same, (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(c) or 4.3. but the obligation of Lenders constituting Required Lenders shall not have been suspended under such Sections, or (c) a Lender does not vote in favor of any amendment, modification or waiver to this Agreement or any other Loan Document, which, pursuant to Section 12.7., requires the vote of such Lender, and the Required Lenders shall have voted in favor of such amendment, modification or waiver, then, so long as there does not then exist any Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 12.6.(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Agent, such Affected Lender nor any other Lender nor any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.11., 4.1. or 4.4.) with respect to any period up to the date of replacement.

Section 4.7. Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 4.8. Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

ARTICLE V. CONDITIONS PRECEDENT

Section 5.1. Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder is subject to the satisfaction of the following conditions precedent:

(a) the Agent shall have received each of the following, in form and substance satisfactory to the Agent:

(i) counterparts of this Agreement executed by each of the Loan Parties, including, without limitation, each Guarantor, each in its respective capacity as a Guarantor, and all of the other parties hereto;

(ii) Notes executed by the Borrower, payable to each Lender (other than any Lender that has notified the Agent that it has elected not to receive a Note) and complying with the applicable provisions of Section 2.8(a);

(iii) the Guaranty executed by the Parent, each Material Subsidiary existing as of the Effective Date, each Subsidiary Obligor existing as of the Effective Date and each Other Subsidiary Guarantor;

(iv) a favorable opinion or opinions of legal counsel to the Loan Parties, addressed to the Agent and the Lenders, addressing the enforceability of the Loan Documents and such matters as the Agent shall reasonably request;

(v) the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument of the Borrower and the Parent, and with respect to each other Loan Party, as requested by the Agent, certified as of a recent date by the Secretary of State of the State of formation of such Loan Party;

(vi) a certificate of good standing (or certificate of similar meaning) with respect to the Borrower, the Parent, and to the extent requested by the Agent, each other Loan Party, issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and, to the extent requested by the Agent, certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(vii) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver, on behalf of the Borrower, Notices of Borrowing, Notices of Conversion and Notices of Continuation;

(viii) copies certified (or bringdown certifications with respect to Loan Parties other than the Borrower or the Parent, to the extent permitted by the Agent) by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party; copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Guarantor of all corporate, partnership, member or other necessary action taken by each Guarantor to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(ix) a Compliance Certificate calculated on a pro forma basis, giving effect to the financing contemplated by this Agreement and the use of the proceeds of the Loans to be funded on the Effective Date, for the Parent’s fiscal quarter ending September 30, 2013;

(x) a closing certificate addressed to the Agent including certifications, as of the Agreement Date, as to the matters set forth in clauses (i) through (v) of Section 5.1(b) and as to such other matters as the Agent may reasonably request;

(xi) a Notice of Borrowing;

(xii) the fully executed Fee Letter;

(xiii) evidence that the Borrower has paid to the Agent, for the accounts of the Lenders or for its own account, as applicable, all of the fees and expenses that are due and payable under Section 3.5 as of the Agreement Date or under the Fee Letter.

(xiv) to the extent requested by the Agent, insurance certificates, or other evidence, providing that the insurance coverage required under Section 7.5. (including, without limitation, both property and liability insurance) is in full force and effect;

(xv) UCC and, to the extent requested by the Agent, lien, litigation, judgment and bankruptcy search results from the appropriate jurisdictions for each Loan Party;

(xvi) such other information, documents, agreements and instruments as the Agent on behalf of the Lenders may reasonably request; and

(b) In the good faith judgment of the Agent and the Lenders:

(i) there shall not have occurred any material adverse change in the business, assets, operations, condition (financial or otherwise) or prospects of the Parent, the Borrower or any other Loan Party since December 31, 2012 or in the facts and information regarding the Parent, the Borrower and the other Loan Parties as most recently provided to the Agent and the Lenders;

(ii) no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Parent, the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iii) no event of default or unmatured event of default shall have occurred and be continuing under any of the Parent’s, the Borrower’s or any other Loan Party’s financial obligations in effect on the Agreement Date, both before and after giving effect to the financing contemplated by this Agreement;

(iv) the Parent, the Borrower and each other Loan Party shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Parent, the Borrower or any other Loan Party to fulfill their respective obligations under the Loan Documents to which it is a party;

(v) (a) no Default or Event of Default shall exist as of the date of the making of such Loan or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.9. would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct on and as of the date of the making of such Loan; (c) each of the Real Estate Assets comprising the Eligible Unencumbered Properties as of the date of the requested Loan shall satisfy all of the requirements set forth in the definition of Eligible Unencumbered Property, and the Borrower shall be in compliance with the covenant set forth in Section 9.1(d) both before and after giving effect to such Loan; and (d) the Agent shall have received a timely Notice of Borrowing;

(vi) the Parent, the Borrower and each other Loan Party shall have provided all information requested by the Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act; and

(vii) there shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

For purposes of determining compliance with the conditions specified in this Section 5.1(a), each Lender that has executed and delivered this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required thereunder to be consented to, approved by, or acceptable or satisfactory to, such Lender unless the Agent shall have received written notice from such Lender prior to the Agreement Date specifying its objection thereto.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1. Representations and Warranties.

In order to induce the Agent and each Lender to enter into this Agreement and to make Loans, each of the Parent and the Borrower represents and warrants to the Agent, and each Lender as follows:

(a) Organization; Power; Qualification. Each of the Parent, the Borrower, the other Loan Parties and their respective Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being conducted and as contemplated at the time this representation is made or deemed made to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Ownership Structure. As of the Agreement Date, Part I of Schedule 6.1.(b) is a complete and correct list of all Subsidiaries of the Parent setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) whether such Subsidiary is a Material Subsidiary or a Subsidiary Obligor. Except as disclosed in such Schedule as of the Agreement Date, (i) each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Subsidiary that directly or indirectly owns an Eligible Unencumbered Property, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any Subsidiary (it being acknowledged, for the avoidance of doubt, that the foregoing does not prohibit the disposition of assets by the Borrower or its Subsidiaries in accordance with the terms of Section 9.6., provided that no Default or Event of Default shall have occurred both before and immediately after giving effect to such disposition individually and after giving effect to all such dispositions). As of the Agreement Date, Part II of Schedule 6.1.(b) correctly sets forth all Partially Owned Entities of the Parent, including the correct legal name of each such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Parent. Part III of Schedule 6.1.(b) identifies, as of the Agreement Date, with respect to each Subsidiary Guarantor, whether such Subsidiary Guarantor constitutes an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

(c) Authorization of Agreement, Etc. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Parent, the Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Parent, the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally.

(d) Compliance of Loan Documents with Laws, Etc. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Borrower or any other Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval (other than (A) those already obtained and delivered to the Agent and (B) any required filing with the SEC, which the Borrower agrees to file in a timely manner) or violate any Applicable Law (including all Environmental Laws) relating to the Parent, the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under (A) the organizational documents of the Parent, the Borrower or any other Loan Party, or (B) any material indenture, agreement or other instrument to which the Parent, the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Loan Party (other than a Permitted Lien).

(e) Compliance with Law; Governmental Approvals. Each of the Parent, the Borrower, each other Loan Party and the other Subsidiaries has obtained and is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws (including without limitation, Environmental Laws) relating to it except for noncompliances which, and Governmental Approvals the failure to obtain or possess which, could not, individually or in the aggregate, reasonably be expected to result in a Default or Event of Default or have a Material Adverse Effect.

(f) Title to Properties; Liens. As of the Agreement Date, Part I of Schedule 6.1.(f) sets forth all of the real property owned or leased by the Parent, the Borrower, each other Loan Party and each other Subsidiary. Each of the Loan Parties and each other Subsidiary has good, marketable and legal title to, or a valid leasehold interest in, its respective assets (subject to Permitted Liens and, in the case of Subsidiaries that are not Loan Parties, Liens not prohibited by this Agreement). No Eligible Unencumbered Property or any ownership interest of the Borrower in any Subsidiary that directly or indirectly owns any Eligible Unencumbered Property is subject to any Lien other than Permitted Liens, including, without limitation, those Liens in existence as of the Agreement Date and set forth in Part II of Schedule 6.1.(f).

(g) Existing Indebtedness. Schedule 6.1.(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness of the Parent and its Subsidiaries, including without limitation, Guarantees of the Parent and its Subsidiaries, and indicating whether such Indebtedness is Secured Indebtedness or Unsecured Indebtedness. No monetary default exists under any such Indebtedness or any other material Indebtedness of the Parent, the Borrower or other Loan Parties or Subsidiaries, and the Parent, the Borrower or other Loan Parties or Subsidiaries have not received notice of any other default under any such Indebtedness.

(h) Material Contracts. Each of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries that is a party to any Material Contract (x) has performed and is in compliance with all of the terms of such Material Contract, and (y) no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract, other than, in the case of each of clause (x) and (y), with respect to such non-compliance or default or event of default which does not give rise to the right of the other party to such Material Contract to terminate, cancel or otherwise take any action thereunder which could reasonably be expected to result in a Material Adverse Effect. The Material Contracts in effect as of the Agreement Date are listed on Schedule 6.1.(h).

(i) Litigation. There are no actions, suits, investigations or proceedings pending (nor have any actions, suits or proceedings been threatened in writing) against or in any other way relating adversely to or affecting the Parent, the Borrower, any other Loan Party or any other Subsidiary or any of its respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which (i) in any manner calls into question the validity or enforceability of this Agreement or any other Loan Document, or (ii) except as specifically disclosed in Schedule 6.1(i), could reasonably be expected to have a Material Adverse Effect, and there has been no materially adverse change in the status, or financial effect on any Loan Party or Subsidiary thereof, of the matters described in Schedule 6.1(i). There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Parent, the Borrower, any other Loan Party or any other Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(j) Taxes. All federal, state and other material tax returns of each of the Parent, the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed or extended in accordance with Applicable Law, and all federal, state and other taxes, assessments and other governmental charges or levies upon each of the Parent, the Borrower, such other Loan Party and such Subsidiary and its respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 7.6 or to the extent the amounts subject to such non-payment or non-filing could not reasonably be expected to result in liability in excess of $2,000,000. As of the Agreement Date, no Loan Party (or any of its Subsidiaries) has been notified that any of its United States income tax returns is under audit. All charges, accruals and reserves on the books of the Parent, the Borrower and each of its Subsidiaries and each other Loan Party in respect of any taxes or other governmental charges are in accordance with GAAP.

(k) Financial Statements. The Borrower has furnished to the Agent or has filed with the SEC copies of (i) the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal year ended December 31, 2012, and the related audited consolidated statements of operations, cash flows and shareholders’ equity for the fiscal year ended on such dates, with the opinion thereon of the Accountants, and (ii) the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal quarter ended June 30, 2013, and the related unaudited consolidated statements of operations, cash flows and shareholders’ equity of the Parent and its consolidated Subsidiaries for the fiscal quarter period ended on such date. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in all material respects, in accordance with GAAP consistently applied throughout the applicable periods, the consolidated financial position of the Parent and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as in the case of the unaudited statements, to changes resulting from normal year-end audit adjustments and the inclusion in the final audited statements of footnotes that were not contained in the unaudited statements). Neither the Parent nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the foregoing financial statements.

(l) No Material Adverse Change. Since December 31, 2012, there has been no material adverse change in the business, assets, condition (financial or otherwise), results of operations or prospects of the Parent, the Borrower and their Subsidiaries taken as a whole. Each of (i) the Parent, (ii) the Borrower and (iii) taken as a whole, the other Loan Parties and other Subsidiaries, is Solvent. It is noted by the Borrower that, subsequent to December 31, 2012, the Borrower consummated the sale of its Industrial Portfolio to Blackstone, for which the Borrower received fair value.

(m) ERISA.

(i) Each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects. Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, or (C) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan. To the best knowledge of the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(ii) With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

(iii) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(n) Not Plan Assets; No Prohibited Transaction. None of the assets of the Parent, the Borrower, any other Loan Party or any other Subsidiary constitute “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(o) Absence of Defaults. None of the Parent, the Borrower, any other Loan Party or any other Subsidiary is in default under its articles of incorporation, certificate of formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived, which: (i) constitutes a Default or an Event of Default; or (ii) constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by the Parent, the Borrower, any Subsidiary or any other Loan Party under any agreement (other than this Agreement) or judgment, decree or order to which the Parent, the Borrower any other Loan Party or any other Subsidiary is a party or by which the Parent, the Borrower any other Loan Party or any other Subsidiary or any of their respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p) Environmental Laws.

(i) The Borrower has caused Phase I and other environmental assessments or similar assessments to be conducted as the Borrower has determined appropriate in its commercially reasonable judgment to investigate the past and present environmental condition and usage of the Real Estate Assets, and, to the extent requested by the Agent, true and complete copies of the same in the possession of any Loan Party have been delivered to the Agent (all of such reports that have been delivered to the Agent are collectively referred to hereinafter as the “Environmental Reports”).

(ii) To the Borrower’s knowledge, except as otherwise expressly specified in the Environmental Reports, none of the Parent, the Borrower, any other Loan Party, or any other Subsidiary or any operator of the Real Estate Assets or any portion thereof, or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, which violation or alleged violation has, or its remediation would have, by itself or when aggregated with all such other violations or alleged violations, a Material Adverse Effect.

(iii) To the Borrower’s knowledge, except as otherwise expressly specified in the Environmental Reports, none of the Parent, the Borrower, any other Loan Party, or any other Subsidiary or any operator of the Real Estate Assets has received written notice from any third party, including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986), (ii) that any hazardous waste, as defined by 42 U.S.C. § 9601(5), any hazardous substances as defined by 42 U.S.C. § 9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that such Person conduct a remedial investigation, removal or other response action pursuant to any Environmental Law, or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which event described in any such notice would have a Material Adverse Effect.

(iv) To the Borrower’s knowledge, except as otherwise expressly specified in the Environmental Reports or except as would not reasonably be expected to have a Material Adverse Effect, (A) no portion of the Real Estate Assets has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of any Real Estate Assets except in accordance with applicable Environmental Laws, (B) in the course of any activities conducted by each of the Borrower, each other Loan Parties, and each of the other Subsidiaries or the operators of its respective Real Estate Assets or any ground or space tenants on any such Real Estate Assets, no Hazardous Substances have been generated or are being used on such Real Estate Assets except in accordance with applicable Environmental Laws, (C) there has been no present or past releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from such Real Estate Assets in violation of applicable Environmental Laws, (D) there have been no Releases in violation of applicable Environmental Laws upon, from or into any real property in the vicinity of such Real Estate Assets which, through soil or groundwater contamination, may have come to be located on such Real Estate Assets, and (E) any Hazardous Substances that have been generated on any of the Real Estate Assets during ownership thereof by the Parent, the Borrower, their respective Subsidiaries or the operations of their respective properties have been transported off-site only in compliance with all applicable Environmental Laws.

(q) Investment Company; Etc. None of the Parent, the Borrower, any other Loan Party or any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended or (ii) subject to any other Applicable Law (other than the Dodd-Frank Wall Street Reform and Consumer Protection Act) which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(r) Margin Stock. None of the Parent, the Borrower, any other Loan Party or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(s) Affiliate Transactions. Except as permitted by Section 9.10. or as otherwise set forth on Schedule 6.1(s), none of the Parent, the Borrower, any other Loan Party or any other Subsidiary is a party to or bound by any agreement or arrangement (whether oral or written) with any Affiliate of the Parent, the Borrower, any other Loan Party or any other Subsidiary.

(t) Intellectual Property. Each of the Parent, the Borrower, each other Loan Party and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights that are material to, and necessary to the conduct of, the business of the Parent, the Borrower or, taken as a whole, the Parent and its Subsidiaries, as now conducted and contemplated by the Loan Documents (collectively, “Intellectual Property”), without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person except where such failure to own or right to use or conflict with could not reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties has taken all such steps as its deems reasonably necessary to protect its rights under and with respect to such Intellectual Property. No material claim has been asserted by any Person with respect to the use of any Intellectual Property by the Parent, the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of such Intellectual Property that could reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Parent, the Borrower, the other Loan Parties and the other Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Parent, the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.

(u) Business. As of the Agreement Date, the Parent, the Borrower, the other Loan Parties and the other Subsidiaries are engaged in the business of acquiring, owning, operating, managing, leasing, developing and redeveloping office, business park, industrial or so-called flex properties located in the Mid-Atlantic Region, together with other business activities incidental thereto.

(v) Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Parent, the Borrower, any other Loan Party or any other Subsidiary ancillary to the transactions contemplated hereby.

(w) Accuracy and Completeness of Information. All written information, reports and data (other than financial projections and other forward looking statements) furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Parent, the Borrower, any other Loan Party or any other Subsidiary in connection with or relating in any way to this Agreement or any other Loan Document were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in all material respects, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and the inclusion in the final audited statements of footnotes that were not contained in the interim statements); provided that, without limitation of any of the other representations or warranties independently made under other provisions of this Article VI or otherwise, such representation shall not apply to the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports or any similar documents (excluding, in any event, all financial statements and reports) prepared by third parties (although the Borrower and Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof). All financial projections, budgets and other forward looking statements prepared by or on behalf of the Parent, the Borrower, any other Loan Party or any other Subsidiary that have been or may hereafter be made available to the Agent or any Lender were or will be prepared in good faith based on assumptions believed to be reasonable at the time made, but with it being understood that such projections and statements are not a guarantee of future performance and that such future performance may vary materially from such projections. No document furnished or written statement made to the Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a fact, material to the creditworthiness of any Loan Party or any other Subsidiary or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

(x) OFAC. None of the Parent, the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or any other Affiliate of the Parent: (i) is a Sanctioned Person; (ii) is a Sanctioned Entity; or (iii) derives any of its assets or operating income from investments in or transactions with any Sanctioned Person or Sanctioned Entity; and none of the proceeds from any Loan will be used to finance any operations, investments or activities in, or make any payments to, any Sanctioned Person or Sanctioned Entity.

(y) REIT Status. The Parent qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Parent to maintain its status as a REIT.

(z) Eligible Unencumbered Properties. As of the Agreement Date, Schedule 6.1(z) is a correct and complete list of all Eligible Unencumbered Properties included in the calculation of Value of Unencumbered Properties. Each of the assets included by the Borrower in calculations of Value of Unencumbered Properties satisfies all of the requirements contained in the definition of “Eligible Unencumbered Property”. With the delivery of each Compliance Certificate, the Borrower shall also provide an updated Schedule 6.1.(z), which such updates shall be satisfactory to the Agent, showing all Eligible Unencumbered Properties added since the immediately preceding fiscal period for which a Compliance Certificate was delivered, and the representations and warranties set forth in Section 6.1.(b) with respect to the initial Eligible Unencumbered Properties as of the Agreement Date shall be true and correct as of the last day of the applicable fiscal periods with respect to all Eligible Unencumbered Properties utilized by the Borrower for purposes of any covenant calculations after the Agreement Date.

Section 6.2. Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Parent, the Borrower, any other Loan Party or any other Subsidiary to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Agent or any Lender in connection with the underwriting or closing of the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower in favor of the Agent or any of the Lenders under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, and the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.

ARTICLE VII. AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, unless the requisite Lenders (as required by Section 12.7) shall have otherwise consented in the manner provided for in Section 12.7, the Parent and the Borrower shall comply (and shall cause each Subsidiary to comply) with the following covenants:

Section 7.1. Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 9.6., the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges (the preservation of which is necessary to the conduct of their business substantially as now conducted) in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 7.2. Compliance with Applicable Law and Material Contracts.

The Parent and the Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, with (a) all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect, and (b) all terms and conditions of all Material Contracts to which it is a party, other than with respect to any such non-compliance which does not give rise to the right of the other party to such Material Contract to terminate, cancel or otherwise take any action thereunder which could reasonably be expected to result in a Material Adverse Effect.

Section 7.3. Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve all of its material properties, including, but not limited to, all Intellectual Property, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 7.4. Conduct of Business.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to carry on, its respective business in all material respects as described in Section 6.1(u) and not enter into any line of business not otherwise engaged in by such Person as of the Agreement Date.

Section 7.5. Insurance.

In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall maintain, and shall cause each other Loan Party and each other Subsidiary to maintain, insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Borrower shall deliver from time to time to the Agent upon its request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 7.6. Payment of Taxes and Claims.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge (a) before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person, other than, with respect to any such tax, assessment, charge, levy or claim under clauses (a) and (b) above, an aggregate amount not in excess of $2,000,000; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP.

Section 7.7. Visits and Inspections.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives or agents of any Lender or the Agent, from time to time after reasonable prior notice if no Event of Default shall be in existence, as often as may be reasonably requested, but only during normal business hours and at the expense of such Lender or the Agent (unless a Default or Event of Default shall exist, in which case the exercise by the Agent or such Lender of its rights under this Section shall be at the expense of the Borrower), as the case may be, to: (a) visit and inspect all properties of the Parent, the Borrower, such other Loan Party or such other Subsidiary (subject to the rights of tenants under leases); (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its officers and employees, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance. If requested by the Agent, the Parent shall execute an authorization letter addressed to its accountants authorizing the Agent or any Lender to discuss the financial affairs of the Parent, the Borrower, any other Loan Party or any other Subsidiary with its accountants.

Section 7.8. Use of Proceeds.

Subject at all times to the other provisions of this Agreement, the Borrower shall use the proceeds of the Loans solely to repay in full the principal, interest and all other amounts outstanding under the Existing Term Loan Agreement or the existing revolving credit agreement of the Borrower, to finance the acquisition, development and rehabilitation of Permitted Properties, for the purposes described in Section 6.1.(u), and for its working capital and general corporate purposes. The Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a) use any part of the proceeds of the Loans to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock or (b) fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or Sanctioned Entity.

Section 7.9. Environmental Matters.

(a) Compliance; Prevention of Environmental Liens. Each of the Parent and the Borrower shall, and shall cause each of the other Loan Parties and the other Subsidiaries to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. Each of the Parent and the Borrower shall, and shall cause each of the other Loan Parties and the other Subsidiaries to, promptly take all commercially reasonable actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

(b) Remediation. Each of the Parent and the Borrower covenants and agrees that if any Release or disposal of Hazardous Substances shall occur or shall have occurred on any Real Estate Asset owned directly or indirectly by the Borrower, any other Loan Party or any other Subsidiary, in violation of applicable Environmental Laws, it shall cause the prompt containment, removal and/or remediation of such Hazardous Substances on such wholly-owned Real Estate Asset as necessary to comply with all Environmental Laws or to preserve the value of any applicable Eligible Unencumbered Property.

(c) Disqualifying Environmental Events. If the Agent reasonably believes, after discussion and consultation with the Borrower and review of any environmental reports provided by the Borrower, that any matter or event has occurred with respect to any one or more of the Eligible Unencumbered Properties, which constitutes, with respect to any Eligible Unencumbered Property, a Disqualifying Environmental Event, whether or not a Default or an Event of Default shall have occurred, the Agent may, from time to time, for the purpose of assessing and determining whether such an event has in fact occurred, obtain (or cause the Borrower to obtain) one or more environmental assessments or audits of such Eligible Unencumbered Property of a scope and prepared by a hydrogeologist, an independent engineer or other qualified consultant or expert approved by the Agent to evaluate or confirm (i) whether any Hazardous Substances are present in the soil or water at such Eligible Unencumbered Property and (ii) whether the use and operation of such Eligible Unencumbered Property complies with all Environmental Laws. Environmental assessments may include without limitation detailed visual inspections of such Eligible Unencumbered Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and, if and to the extent reasonable, appropriate and required pursuant to applicable Environmental Laws, the taking of soil samples, surface water samples and ground water samples. All such environmental assessments shall be at the sole cost and expense of the Borrower.

(d) Indemnification. Each of the Parent and the Borrower covenants and agrees that it will indemnify and hold the Agent and each Lender, and each of their respective Affiliates, harmless from and against any and all claims, expense, damage, loss or liability incurred by the Agent or any Lender (including all reasonable costs of legal representation incurred by the Agent or any Lender, but excluding, as applicable, for the Agent or a Lender any claim, expense, damage, loss or liability as a result of the gross negligence or willful misconduct of the Agent or such Lender or any of their respective Affiliates) relating to (a) any Release or threatened Release of Hazardous Substances on any Real Estate Asset; (b) any violation of any Environmental Laws with respect to conditions at any Real Estate Asset or the operations conducted thereon; (c) the investigation or remediation of off-site locations at which the Parent, the Borrower or any of their respective Subsidiaries or their predecessors are alleged to have directly or indirectly disposed of Hazardous Substances; or (d) any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances relating to Real Estate Assets (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property). It is expressly acknowledged by the Borrower that, notwithstanding any provision to the contrary contained in this Agreement, this covenant of indemnification shall survive the repayment of the amounts owing under the Notes, this Agreement and the other Loan Documents and the termination of this Agreement and the Commitments of the Lenders hereunder and shall inure to the benefit of the Agent and the Lenders and their respective Affiliates, successors and assigns.

Section 7.10. Books and Records.

The Parent shall maintain, and shall cause each of the other Loan Parties and the other Subsidiaries to maintain, books and records pertaining to its respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP.

Section 7.11. Further Assurances.

At the Borrower’s cost and expense and upon request of the Agent, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.12. Material Subsidiary Guarantors; Other Subsidiary Guarantors; Value of Unencumbered Properties.

(a) Requirements to Become a Material Subsidiary Guarantor or Other Subsidiary Guarantor. At all times prior to the Investment Grade Rating Date, but subject to the next sentence of this clause (a), no later than 45 days following the last day of the Parent’s fiscal quarter during which any Person becomes a Material Subsidiary after the Agreement Date, or otherwise to the extent necessary to permit the Borrower to remain in compliance with Section 7.12.(c), the Borrower shall deliver to the Agent an Accession Agreement executed by such Material Subsidiary and each of the items that would have been delivered under clauses (iv) through (viii) of Section 5.1.(a) with respect to such Material Subsidiary (or Other Subsidiary Guarantor) as if such Material Subsidiary (or Other Subsidiary Guarantor) had been a Material Subsidiary Guarantor (or Other Subsidiary Guarantor) on the Agreement Date. If after the Investment Grade Rating Date and release of Material Subsidiaries and Other Subsidiary Guarantors from the Guaranty pursuant to the following subsection (b), the Borrower does not continue to maintain an Investment Grade Rating, then within 10 Business Days of such occurrence, the Borrower shall cause each Material Subsidiary and each other Subsidiary required in order to permit the Borrower to be in compliance with Section 7.12(c), to deliver to the Agent a new Guaranty in the form of Exhibit I attached hereto or, as applicable, an Accession Agreement executed by each Material Subsidiary and Other Subsidiary Guarantor, if applicable, and each of the items that would have been delivered under clauses (iv) through (viii) of Section 5.1.(a) with respect to each Material Subsidiary (or Other Subsidiary Guarantor) as if each Material Subsidiary (or Other Subsidiary Guarantor) had been a Material Subsidiary Guarantor (or Other Subsidiary Guarantor) on the Agreement Date, and the first sentence of this subsection (a) shall be effective with respect to any Person that becomes a Material Subsidiary thereafter, notwithstanding that the Investment Grade Rating Date had previously occurred.

(b) Release of Material Subsidiary Guarantors or Other Subsidiary Guarantors. Subject to the last sentence of Section 7.12(a), on or at any time after the Investment Grade Rating Date, upon the Agent’s receipt of a certificate from the chief financial officer, chief accounting officer or treasurer of the Parent certifying that no Default or Event of Default exists, the Agent shall release all Guarantors that are Material Subsidiaries or Other Subsidiary Guarantors (in each case, other than Subsidiary Obligors) from the Guaranty pursuant to a Guarantor Release Letter. Prior to the Investment Grade Rating Date, provided no Default or Event of Default shall then exist or be caused thereby, the Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release, a Material Subsidiary Guarantor or Other Subsidiary Guarantor from the Guaranty pursuant to a Guarantor Release Letter, provided that (i) such Guarantor has ceased to be, or simultaneously with its release from the Guaranty will cease to be a Material Subsidiary or Other Subsidiary Guarantor; (ii) the Borrower has delivered to the Agent a certificate, in form and substance reasonably satisfactory to the Agent, executed by a duly authorized officer of the Parent, in its capacity as general partner of the Borrower, certifying (A) as to the satisfaction of the conditions in the immediately preceding clause (i) and including such other information in reasonable detail as the Agent may reasonably require to evidence such satisfaction, and (B) that no Default or Event of Default shall exist either before or after giving effect to the requested release, and (iii) the Borrower has provided to the Agent such other items, documents or certificates reasonably requested by the Agent, in each case in form and substance reasonably satisfactory to the Agent.

(c) Value of Unencumbered Properties. At all times prior to the Investment Grade Rating Date, but subject to the last sentence of Section 7.12(a), the Parent and the Borrower shall ensure that at least seventy-five percent (75%) of the Value of Unencumbered Properties is attributable to Eligible Unencumbered Properties owned by Material Subsidiaries and/or Other Subsidiary Guarantors.

Section 7.13. Non-Material Subsidiary Guarantors.

(a) Requirements to Become a Guarantor. Whether or not the Investment Grade Rating Date has occurred, within ten (10) days of the date that any Person becomes a Subsidiary Obligor and has any Real Estate Asset included as an Eligible Unencumbered Property for inclusion in the Value of Unencumbered Property, the Borrower shall deliver to the Agent an Accession Agreement executed by such Subsidiary Obligor and each of the items that would have been delivered under clauses (iv) through (viii) of Section 5.1.(a) with respect to such Subsidiary Obligor as if such Subsidiary Obligor had been a Non-Material Subsidiary Guarantor on the Agreement Date.

(b) Release of Non-Material Subsidiary Guarantors. At any time and from time to time, provided no Default or Event of Default shall then exist, the Borrower may provide the Agent with a written notice that the Borrower would like a Non-Material Subsidiary Guarantor to be released from the Subsidiary Guaranty, and the Agent shall release such Non-Material Subsidiary Guarantor from the Subsidiary Guaranty pursuant to a Guarantor Release Letter, provided that (i) such Person has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Subsidiary Obligor, (ii) the Borrower has delivered to the Agent a certificate, in form and substance reasonably satisfactory to the Agent, executed by a duly authorized officer of the Parent, in its capacity as general partner of the Borrower, certifying (A) as to the satisfaction of the conditions in the immediately preceding clause (i) and including such other information in reasonable detail as the Agent may reasonably require to evidence such satisfaction, and (B) that no Default or Event of Default shall exist either before or after giving effect to the requested release, and (iii) the Borrower has provided to the Agent such other items, documents or certificates reasonably requested by the Agent, in each case in form and substance reasonably satisfactory to the Agent.

Section 7.14. REIT Status.

The Parent shall at all times maintain its status as a REIT and its election to be treated as a REIT under the Internal Revenue Code. Without limitation of the immediately preceding sentence, and notwithstanding any other provision of this Agreement, the Parent shall not engage in any business other than the business of acting as a REIT and serving as the general partner and a limited partner of the Borrower and matters directly relating thereto, and shall (x) conduct all or substantially all of its business operations through the Borrower or through Subsidiaries of the Borrower, (y) own no real property or material personal property other than through its ownership interests in the Borrower, and (z) continue to hold in excess of 80% of the partnership interests of the Borrower and in all events to remain the sole general partner thereof with the power to direct or cause the direction of the management, activities and policies of the Borrower, and such partnership interests shall be free of any and all options, warrants, calls or similar agreements and all restrictions on transfer (whether written or oral) other than as set forth in Articles VII and IX of the Agreement of Limited Partnership of FPLP.

Section 7.15. Exchange Listing.

The Parent shall maintain at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is the subject of price quotations on The NASDAQ Stock Market’s National Market System.

Section 7.16. ECP Status.

From time to time upon the request of the Agent or any Lender, including in connection with any Loan Party entering into any Derivatives Contract giving rise to Derivatives Obligations constituting Guaranteed Obligations (as defined in the Guaranty), the Borrower will promptly provide the Agent or such Lender with a written certification, and any reasonably requested evidence, as to whether each of the Subsidiary Guarantors (or any one of them) constitutes an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.”

Section 7.17. Keepwell.

The Parent and the Borrower shall absolutely, unconditionally and irrevocably undertake (and hereby does so undertake) to provide such funds or other support to each Specified Loan Party with respect to Derivatives Obligations constituting Guaranteed Obligations as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Guaranty in respect of such Derivatives Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering the Parent’s or the Borrower’s undertakings hereunder voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of the Parent and the Borrower under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full and the Guaranty has been terminated. The Parent and the Borrower intend this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE VIII. INFORMATION

For so long as this Agreement is in effect or any Obligation remains outstanding, the Parent and the Borrower shall furnish to Agent for distribution to the Lenders the following:

Section 8.1. Quarterly Financial Statements.

As soon as available and in any event within 10 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 45 days after the end of each of the first, second and third fiscal quarters of the Parent), the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, income, shareholders’ equity and cash flows of the Parent and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer or the treasurer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

Section 8.2. Year-End Statements.

As soon as available and in any event within 10 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 90 days after the end of each fiscal year of the Parent), the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, income, shareholders’ equity and cash flows of the Parent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief financial officer, chief accounting officer or treasurer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period and (b) accompanied by the report thereon of the Accountants, whose certification thereof shall be unqualified and in scope and substance satisfactory to the Agent and who shall have authorized Agent to deliver such financial statements and certification thereof to the Agent and the Lenders pursuant to this Agreement.

Section 8.3. Compliance Certificate; Statement of Core FFO; Acquired Properties.

(a) At the time financial statements are furnished pursuant to Sections 8.1. and 8.2., and within 5 Business Days of the Agent’s request with respect to any other fiscal period, a certificate substantially in the form of Exhibit F (a “Compliance Certificate”) executed by the chief financial officer, chief accounting officer or treasurer of the Parent: (a) setting forth in reasonable detail as at the end of such quarterly accounting period, fiscal year, or other fiscal period, as the case may be, the calculations required to establish whether or not the Parent and the Borrower were in compliance with the covenants contained in Sections 9.1., 9.3.(b) and 9.4. and (b) stating that, to the best of such Person’s knowledge, information and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure.

(b) At the time financial statements are furnished pursuant to Sections 8.1 and 8.2, the Parent and the Borrower shall deliver (a) a report, in form and detail reasonably satisfactory to the Agent, setting forth a statement of Core FFO for the fiscal period then ending and (b) a complete and correct listing of all Indebtedness of the Parent and its Subsidiaries, including without limitation, Guarantees of the Parent and its Subsidiaries, and indicating whether such Indebtedness is Secured Indebtedness or Unsecured Indebtedness.

(c) At the time the financial statements are furnished pursuant to Sections 8.1. and 8.2, a report of newly acquired Real Estate Assets, in form and substance reasonably satisfactory to the Agent, which shall include, without limitation, the Net Operating Income of each such Real Estate Asset, the cost of acquisition of such Real Estate Asset and the amount of Secured Indebtedness secured by any Lien on such Real Estate Asset.

(d) At the time the financial statements are furnished pursuant to Section 8.2, a rent roll and operating statement in respect of each Eligible Unencumbered Property, certified by the chief financial or accounting officer of the Borrower as true and correct in all material respects.

Section 8.4. Other Information.

(a) Securities Filings. Promptly upon the request of the Agent, copies of all registration statements (excluding the exhibits thereto (unless requested by the Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic or current reports which the Parent, the Borrower, any other Loan Party or any other Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(b) Shareholder Information; Management Reports. Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed that are not publicly available and promptly upon the request of the Agent, copies of all press releases issued by the Parent, the Borrower, any Subsidiary or any other Loan Party, and, to the extent not filed with the SEC, promptly upon receipt thereof, copies of all audit reports and management letters, if any, submitted to the Parent or the Borrower or their respective Boards of Directors by the Accountants;

(c) Material Asset Sales. Prompt notice of the sale, transfer or other disposition of, in one or a series of related transactions, of assets constituting 10% or more of the Consolidated Gross Asset Value to any Person other than the Parent, the Borrower, any Subsidiary or any other Loan Party and, if requested by the Agent, a Compliance Certificate evidencing compliance with each of the financial covenants set forth in Section 9.1 after giving effect to such sale(s), transfer(s) or other disposition(s).

(d) ERISA. If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer, chief financial officer, chief accounting officer or treasurer of the Parent or the Borrower, as applicable, setting forth details as to such occurrence and the action, if any, which the Parent, the Borrower or applicable member of the ERISA Group is required or proposes to take;

(e) Litigation. To the extent any Responsible Officer of any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of, or any material development in, any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect (or, with respect to material adverse developments, has been disclosed on Schedule 6.1(i)), and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any other Subsidiary are being audited;

(f) Modification of Organizational Documents. At the time that the Compliance Certificate is delivered pursuant to Section 8.3, a copy of all amendments to the certificate or articles of incorporation or formation, bylaws, partnership agreement, operating agreement or other similar organizational documents of the Parent or the Borrower or any material amendment to such documents of any other Loan Party adopted since the date of the previous Compliance Certificate delivered hereunder (unless previously delivered to the Agent);

(g) Change of Financial Condition. Prompt notice of any change in the business, assets, liabilities, financial condition, or results of operations of any Loan Party or any other Subsidiary, which has had, or could reasonably be expected to have, a Material Adverse Effect;

(h) Default. Prompt notice, upon any Loan Party becoming aware thereof, of the occurrence of (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by the Parent, the Borrower, any other Loan Party or any other Subsidiary under any material provision of any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(i) Notice of Violations of Law. Prompt notice if the Parent, the Borrower, any other Loan Party or any other Subsidiary shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which, in either case, could reasonably be expected to have a Material Adverse Effect;

(j) Material Subsidiaries and Subsidiary Obligors. In connection with any request for the making of a Loan, and with the delivery of each Compliance Certificate, notice of any Person becoming a Material Subsidiary or a Subsidiary Obligor since the last such disclosure;

(k) Material Contracts or Specified Derivatives Contracts. Promptly upon the request of the Agent, copies of any Material Contract or Specified Derivatives Contract entered into after the Agreement Date;

(l) Judgments. Prompt notice of any order, judgment or decree not covered by insurance in excess of $5,000,000.00 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets;

(m) Environmental Matters. Promptly, and in any event within 10 Business Days after the Parent or any other Loan Party obtains knowledge thereof, written notice of the occurrence of any of the following: (i) the Parent, the Borrower, any other Loan Party or any other Subsidiary shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) the Parent, the Borrower, any other Loan Party or any other Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Parent, the Borrower, any other Loan Party or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Parent, the Borrower, any other Loan Party or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an environmental claim, except in the case of each of clauses (i), (ii), (iii) and (iv), where the matters covered by such notice(s), whether individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(n) Credit Rating. Not later than three (3) Business Days after the Parent receives notice of the same from any Rating Agency or otherwise learns of the same, notice of the issuance of any change or withdrawal in the Credit Rating by any Rating Agency in respect of the Parent, together with the details thereof, and of any announcement by such Rating Agency that any such Credit Rating is “under review” or that any such Credit Rating has been placed on a watch list or that any similar action has been taking by such Rating Agency; and

(o) Other Information. From time to time and promptly upon each written request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding any Real Estate Asset or the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent, the Borrower or any of their respective Subsidiaries as the Agent or any Lender may reasonably request.

Section 8.5. [Omitted]

Section 8.6. Electronic Delivery of Certain Information.

(a) Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov or a website sponsored or hosted by the Agent or the Parent) provided that the foregoing shall not apply to (i) notices to any Lender pursuant to Article II and (ii) any Lender that has notified the Agent, the Parent or the Borrower that it cannot or does not want to receive electronic communications. The Agent, the Parent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Agent, the Parent or the Borrower posts such documents or the documents become available on a commercial website and the Agent, the Parent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 12:00 p.m. on the opening of business on the next Business Day for the recipient. Notwithstanding anything contained herein, in every instance the Parent and the Borrower shall be required to provide paper copies of the certificates required by Section 8.3. to the Agent and shall deliver paper copies of any documents to the Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender. Except for the certificates required by Section 8.3., the Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Parent or Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b) Documents required to be delivered pursuant to Article II may be delivered electronically to a website provided for such purpose by the Agent pursuant to the procedures provided to the Parent or the Borrower by the Agent.

Section 8.7. Public/Private Information.

The Parent and the Borrower shall cooperate with the Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Parent or the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Parent or the Borrower to the Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Parent or the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Parent, the Borrower and the other Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”.

Section 8.8. USA Patriot Act Notice; Compliance.

The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as Agent for all Lenders hereunder) may from time-to-time request, and the Parent and the Borrower shall, and shall cause the other Loan Parties to, provide promptly upon any such request to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

ARTICLE IX. NEGATIVE COVENANTS

For so long as this Agreement is in effect or any Obligation remains outstanding, the Parent and the Borrower shall comply with the following covenants:

Section 9.1. Financial Covenants.

Neither the Parent nor the Borrower shall permit:

(a) Consolidated Total Leverage Ratio. At any time, as tested at the end of each fiscal quarter of the Parent and any other date of determination, the ratio of (i) Consolidated Total Indebtedness to (ii) Consolidated Gross Asset Value to exceed 0.60 to 1.00.

(b) Fixed Charge Coverage Ratio. At any time, as tested at the end of each fiscal quarter of the Parent and any other date of determination, the ratio of (i) Adjusted EBITDA for the four consecutive fiscal quarters of the Parent most recently ended to (ii) Consolidated Fixed Charges for such period to be less than 1.50 to 1.00.

(c) Tangible Net Worth. At any time, as tested at the end of each fiscal quarter of the Parent and any other date of determination, Consolidated Tangible Net Worth to be less than the sum of (i) $601,201,775, plus (ii) 80% of the Net Proceeds of all Equity Issuances effected by the Parent after the Agreement Date, plus (iii) 80% of the aggregate value of operating units issued by the Borrower after the Agreement Date in connection with asset or stock acquisitions (valued at the time of issuance by reference to the terms of the agreement pursuant to which such units are issued).

(d) Unencumbered Leverage Ratio. At any time, as tested at the end of each fiscal quarter of the Parent and any other date of determination, the ratio of (i) Unsecured Consolidated Total Indebtedness as at the last day of the fiscal quarter of the Parent most recently ended (or as of such other date of determination) to (ii) Value of Unencumbered Properties for such period (or as of such other date of determination) to exceed 0.60 to 1.00.

(e) Unencumbered Interest Coverage Ratio. At any time, as tested at the end of each fiscal quarter of the Parent and any other date of determination, the ratio of (i) Adjusted Net Operating Income for the fiscal quarter of the Parent most recently ended, annualized, to (ii) Unsecured Interest Expense for such period, annualized, to be less than 1.75 to 1.00.

For purposes of the foregoing financial covenants, notwithstanding that the Effective Date is after September 30, 2013, the parties hereto agree that the foregoing provisions of this Section 9.1 shall apply (utilizing the related financial covenant definitions contained in Section 1.01) and be tested for the fiscal quarter of the Borrower ended September 30, 2013, rather than requiring the Borrower to comply with and report under the financial covenants contained in the Existing Term Loan Agreement. In connection with the foregoing, the Borrower shall provide the financial statements and other reporting required under Article VIII with respect to the September 30, 2013 fiscal quarter as though this Agreement were in effect on September 30, 2013.

Section 9.2. Restricted Payments.

(a) The Parent and the Borrower shall not declare or make, and shall not permit any of their respective Subsidiaries to declare or make, any Restricted Payment; provided, however, that, subject to the terms of the subsection (b) of this Section, the Parent, the Borrower and their respective Subsidiaries may declare and make the following Restricted Payments so long as no Default or Event of Default then exists (with respect to any of the following Restricted Payments other than those described in clause (iii)(y) and (iii)(z) below) and so long as no Default or Event of Default would result therefrom:

(i) the Borrower may pay cash dividends to the Parent and other holders of partnership interests in the Borrower with respect to any fiscal year (or quarterly period therein) ending during the term of this Agreement to the extent necessary for the Parent to distribute, and the Parent may so distribute, cash dividends to its shareholders in an aggregate amount not to exceed the greater of (x) the amount required for the Parent to maintain its status as a REIT under Sections 856 through 860 of the Internal Revenue Code or (y) 95% of Core FFO;

(ii) the Borrower may pay cash dividends to the Parent and other holders of partnership interests in the Borrower with respect to any fiscal year (or quarterly period therein) ending during the term of this Agreement to the extent necessary for the Parent to eliminate all taxable income of the Parent and the Borrower may pay cash dividends to the Parent equal to 100% of net capital gains;

(iii) (x) the Parent and each Subsidiary thereof may purchase, redeem or otherwise acquire Equity Interests or warrants or options to obtain such Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its or its direct or indirect parent’s common stock or other common Equity Interests, (y) the Parent and/or the Borrower may purchase, redeem or otherwise acquire limited partnership interests of the Borrower held by a limited partner thereof in exchange for Equity Interests of the Parent so long as, after giving effect to any such purchase, redemption or other acquisition, no Event of Default would exist or arise under Section 10.01.(m), and (z) in the ordinary course of business, the Borrower may redeem limited partnership interests of the Borrower held by a limited partner thereof for cash to the extent such a redemption in cash is required by the partnership agreement of the Borrower (provided that if any Default or Event of Default exists and the Borrower has the option under the partnership agreement of the Borrower to make such redemption in Equity Interests of the Parent rather than in cash, the Borrower shall make such redemption in Equity Interests of the Parent and not in cash);

(iv) the Parent may from time to time purchase shares of its common stock for a purchase price not to exceed $100,000,000 in the aggregate for all such purchases during the term of this Agreement, and the Borrower may make cash distributions to Parent to the extent necessary to enable Parent to make such purchases of its common stock; and;

(v) Subsidiaries other than the Borrower may pay Restricted Payments to the Borrower or any other Subsidiary.

(b) Notwithstanding the foregoing provisions of Section 9.2.(a), but subject to the following sentence, if a Default or Event of Default exists, the Borrower may declare and make cash distributions to the Parent and other holders of partnership interests in the Borrower with respect to any fiscal year to the extent (but only to the extent) necessary for the Parent to distribute, and the Parent may so distribute, an aggregate amount not to exceed the minimum amount necessary for the Parent to remain in compliance with Section 7.14. Further notwithstanding the foregoing provisions of Section 9.2.(a), if a Default or Event of Default specified in Section 10.1.(a), Section 10.1.(b), Section 10.1.(f) or Section 10.1.(g) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2(a), the Parent shall not, and shall not permit the Borrower or any Subsidiary to, make any Restricted Payments to any Person other than to the Parent, the Borrower or any Subsidiary.

Section 9.3. Indebtedness.

(a) The Parent and the Borrower shall not, and shall not permit any Subsidiary or any other Loan Party to, incur, assume, or otherwise become obligated in respect of any Indebtedness after the Agreement Date if immediately prior to the assumption, incurring or becoming obligated in respect thereof, or immediately thereafter and after giving effect thereto, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.

(b) The Parent and the Borrower shall not permit Secured Indebtedness of the Parent, the Borrower and their respective Subsidiaries, determined on a consolidated basis, to exceed forty percent (40%) of Consolidated Gross Asset Value at any time.

Section 9.4. Permitted Investments.

The Parent and the Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, make an Investment in or otherwise own the following items which would cause the aggregate value of such holdings (for purposes of this Section 9.4., the value of the holdings described in items (a) through (c) shall be calculated in accordance with GAAP, and the value of the holdings described in item (d) shall be the lower of cost or market) of such Persons to exceed the following percentages of Consolidated Gross Asset Value at any time:

(a) Investments in Land such that the aggregate book value of such Investments exceeds five percent (5%) of Consolidated Gross Asset Value;

(b) Investments in Real Estate Assets Under Development such that the aggregate book value of such Investments exceeds fifteen percent (15%) of Consolidated Gross Asset Value;

(c) Investments in Structured Finance Investments such that the aggregate book value of such Investments exceeds five percent (5%) of Consolidated Gross Asset Value; and

(d) Investments in Partially Owned Entities such that the aggregate value of such Investments calculated on the basis of the lower of cost or market exceeds fifteen percent (15%) of Consolidated Gross Asset Value.

For the avoidance of doubt, in the event that certain Investments meet the criteria for more than one of the foregoing categories in clauses (a) through (d), such Investments shall be included within each individual Permitted Investment calculation. In addition to the foregoing limitations, the aggregate value of all Investments subject to any of the limitations in the preceding clauses (a) through (c), without double-counting the value of any Investment that meets the criteria for more than one of such categories, shall not exceed twenty-five percent (25%) of Consolidated Gross Asset Value. Notwithstanding any provision to the contrary contained herein, (A) for the purposes of calculating the value of Investments in Real Estate Assets Under Development under Section 9.4(b), such value shall include all amounts actually invested by the Parent, the Borrower or any of their respective Subsidiaries as of the applicable date of determination for the payment of costs incurred in connection with each Real Estate Asset Under Development exclusive of the Greyhound Property, (B) for the purposes of calculating the value of Investments in Partially Owned Entities under Section 9.4(d), amounts actually invested by the Borrower or any of its Subsidiaries as of the Agreement Date for the payment of costs incurred in connection with the Greyhound Property shall be excluded, and (C) for the purposes of calculating the value of the Investments described in each of clauses (a) through (d) of this Section 9.4, such value shall include the Parent’s, the Borrower’s or any Subsidiary’s Pro Rata Share of the value of such Investments made by any Partially Owned Entity.

Section 9.5. Liens; Negative Pledges; Other Matters.

(a) The Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, create, assume, incur, permit or suffer to exist any Lien on any of its properties, assets, income or profits of any character whether now owned or hereafter acquired, except for Permitted Liens.

(b) Except in connection with the Revolving Credit Agreement, the Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in any agreement that meets each of the following criteria: (i) such agreement evidences Indebtedness of such Person, but only to the extent that no Default or Event of Default is in existence at the time such Indebtedness is created, incurred or assumed or would result from the creation, incurrence or assumption of such Indebtedness (including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.); (ii) the Indebtedness thereunder is secured by a Lien permitted to exist pursuant to this Agreement, and (iii) such agreement prohibits the creation of any other Lien only on and with respect to the specific property securing such Indebtedness as of the date such agreement was entered into.

(c) For the avoidance of doubt, subject to Section 9.3 and the other provisions of this Agreement, the Borrower shall be permitted to enter into agreements for unsecured term Indebtedness (but not an unsecured revolving credit facility) which contain financial covenants substantially similar to those contained in Section 9.1 of this Agreement, provided that such financial covenants (and the definitions used in connection therewith) are not more restrictive or tighter than those provided herein.

Section 9.6. Merger, Consolidation, Sales of Assets and Other Arrangements.

The Parent and Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (i) effect any transaction of merger or consolidation; (ii) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); or (iii) effect a conveyance, sale, lease, sublease, transfer or disposition of, in one transaction or a series of transactions, all or any substantial part of its business or assets whether now owned or hereafter acquired in each case without the prior written consent of the Required Lenders, nor shall the Parent or the Borrower enter into, or permit any other Loan Party to enter into, any agreement to do any of the foregoing unless such agreement provides for the payment in full in cash of all Obligations as a condition precedent to the consummation of the transactions contemplated therein; provided, however, that:

(a) any of the actions described in the clauses (i), (ii) and (iii) above in this Section may be taken with respect to any Subsidiary or any other Loan Party (other than the Parent or the Borrower) so long as, as a result of the taking of such action, and after giving effect thereto, no Default or Event of Default exists or would be caused thereby, no other Default or Event of Default has occurred and is continuing, and the representations and warranties set forth in the Loan Documents remain true and correct; notwithstanding the foregoing, any such Loan Party may enter into a transaction of merger pursuant to which such Loan Party is not the survivor of such merger only if (i) the Borrower shall have given the Agent and the Lenders at least 15 Business Days’ prior written notice of such merger; (ii) if the survivor entity is a Material Subsidiary or a Subsidiary Obligor (and not an Excluded Subsidiary) within five (5) Business Days of consummation of such merger, the survivor entity (if not already a Guarantor) shall have executed and delivered an Accession Agreement; (iii) within 30 days of consummation of such merger, the survivor entity delivers to the Agent the following: (A) items of the type referred to in clauses (iv) through (viii) of Section 5.1.(a) with respect to the survivor entity as in effect after consummation of such merger (if not previously delivered to the Agent and still in effect), (B) copies of all documents entered into by such Loan Party or the survivor entity to effectuate the consummation of such merger, including, but not limited to, articles of merger and the plan of merger, (C) copies, certified by the secretary or assistant secretary (or other individual performing similar functions) of such Loan Party or the survivor entity, of all corporate and shareholder action, or limited liability company, limited partnership or other action authorizing such merger and (D) copies of any filings with the Securities and Exchange Commission in connection with such merger; (iv) as a result of the taking of such action, and after giving effect thereto, no Default or Event of Default exists or would be caused thereby, no other Default or Event of Default has occurred and is continuing, and the representations and warranties set forth in the Loan Documents remain true and correct; and (v) such Loan Party and the survivor entity each takes such other action and delivers such other documents, instruments, opinions and agreements as the Agent may reasonably request;

(b) the merger or consolidation of two or more Subsidiaries of the Borrower; provided that (i) no such merger or consolidation shall involve any Subsidiary that is a Guarantor (unless the Guarantor is the surviving entity) and (ii) immediately prior to such merger or consolidation, and immediately thereafter and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and the representations and warranties set forth in the Loan Documents remain true and correct;

(c) the Borrower, the other Loan Parties and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;

(d) a Person may merge or consolidate with and into the Parent or the Borrower so long as (A) the Parent or the Borrower is the survivor of such merger or consolidation, (B) immediately prior to such merger or consolidation, and immediately thereafter and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and the representations and warranties set forth in the Loan Documents remain true and correct, provided that in no event shall the Parent or the Borrower assume any Indebtedness of such Person in the nature of a revolving credit facility in connection with such merger or consolidation, and (C) the Parent or the Borrower, as applicable, shall have given the Agent and the Lenders at least 15 Business Days’ prior written notice of such merger or consolidation;

(e) the Borrower and each Subsidiary may sell, transfer or dispose of assets (including by merger or liquidation of such Subsidiaries) among themselves so long as immediately prior to such sale, transfer or disposition, and immediately thereafter and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and the representations and warranties set forth in the Loan Documents remain true and correct; and

(f) the Borrower and each Subsidiary may transfer property as security for Indebtedness to the extent permitted under Section 9.3.

Section 9.7. Fiscal Year.

Neither the Parent nor the Borrower shall change its fiscal year from that in effect as of the Agreement Date.

Section 9.8. Modifications to Material Contracts.

The Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, enter into any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect.

Section 9.9. Modifications of Organizational Documents.

The Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify its articles or certificate of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) results in a Default or an Event of Default or (b) could reasonably be expected to have a Material Adverse Effect.

Section 9.10. Transactions with Affiliates.

The Parent and the Borrower shall not permit to exist or enter into, and shall not permit any other Loan Party or any other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) compensation, bonus and benefit arrangements with employees, officers and trustees as permitted by Applicable Law and approved by the independent members of the Board of Trustees of the Parent, (b) transactions permitted by Section 9.4. to the extent among the Borrower, the other Loan Parties and other Subsidiaries, or (c) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower, such other Loan Party or such other Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

Section 9.11. Plans.

The Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The Parent and the Borrower shall not cause or permit to occur, and shall not permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 9.12. Environmental Matters.

The Parent and the Borrower shall not, and shall not permit any other Loan Party, any other Subsidiary or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Real Estate Assets in material violation of any Environmental Law or in a manner that could reasonably be expected to lead to any material environmental claim, pose a material risk to human health, safety or the environment or result, with respect to any Eligible Unencumbered Property, in an environmental condition or other adverse environmental matter which could reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Agent or any Lender.

Section 9.13. Derivatives Contracts.

The Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of Derivatives Contracts other than Derivatives Contracts entered into by the Borrower, any such Loan Party or any such Subsidiary in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Borrower, such other Loan Party or such other Subsidiary.

ARTICLE X. DEFAULT

Section 10.1. Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) Default in Payment of Principal. The Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans.

(b) Default in Payment of Interest and Other Obligations. The Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and such failure shall continue for a period of 5 days.

(c) Default in Performance.

(i) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in Sections 7.10., 7.12 through 7.14, Article VIII. or Article IX.; or

(ii) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and, in the case of this subsection (c)(ii) only, such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of such Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Agent.

(d) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of any Loan Party to the Agent or any Lender, shall at any time prove to have been false in any material respect when furnished or made or deemed made.

(e) Indebtedness Cross-Default; Derivatives Contracts.

(i) The Parent, the Borrower any other Loan Party or any other Subsidiary shall fail to pay when due and payable the principal of, or interest on, any Material Indebtedness (other than the Loans) and as a result, the holder or holders of such Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, is permitted to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity; or

(ii) (x) the maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, agreement, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid, repurchased, redeemed or defeased prior to the stated maturity thereof (other than, solely with respect to any Non-Recourse Indebtedness, as a result of the sale or other transfer of the Real Estate Asset securing such Non-Recourse Indebtedness and not as a result of a default); or

(iii) any other event shall have occurred and be continuing with respect to any Material Indebtedness and as a result, the holder or holders of Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, is permitted to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity (other than, solely with respect to any Non-Recourse Indebtedness, as a result of the sale or other transfer of the Real Estate Asset securing such Non-Recourse Indebtedness and not as a result of a default); or

(iv) there occurs an “Event of Default” under and as defined in any Specified Derivatives Contract as to which the Parent, the Borrower, any Loan Party or any Subsidiary is a “Defaulting Party” (as defined therein), or there occurs an “Early Termination Date” (as defined therein) in respect of any Specified Derivatives Contract as a result of a “Termination Event” (as defined therein) as to which the Parent, the Borrower or any Subsidiary is an “Affected Party” (as defined therein) which could reasonably be expected to result in any liability or obligation of the Parent, the Borrower, any Loan Party or any Subsidiary in excess of $10,000,000, individually or in the aggregate.

(f) Voluntary Bankruptcy Proceeding. The Parent, the Borrower, any other Loan Party or any Material Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the subsection (f) of this Section; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(g) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Parent, the Borrower, any other Loan Party or any Material Subsidiary of the Parent or the Borrower in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and, in the case of either clause (i) or (ii), such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under the Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(h) Litigation; Enforceability. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, any Note, the Guaranty or any other Loan Document or this Agreement, any Note, the Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(i) Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Parent, the Borrower, any other Loan Party, or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Loan Parties, $25,000,000 or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.

(j) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Parent, the Borrower, any other Loan Party or any other Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $25,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of thirty (30) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Parent, the Borrower or any of their respective Subsidiaries.

(k) ERISA.

(i) One or more ERISA Events shall have occurred that result or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $2,000,000; or

(ii) The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $2,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(l) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(m) Change of Control/Change in Management.

(i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the then outstanding voting stock of the Parent;

(ii) During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Trustees of the Parent (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the trustees then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved but excluding any trustee whose initial nomination for, or assumption of office as, a director occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Trustees) cease for any reason to constitute a majority of the Board of Trustees of the Parent then in office; or

(iii) the Parent shall cease to own and control, directly or indirectly, at least 80% of the outstanding Equity Interests of the Borrower;

(iv) the Parent, or any Wholly Owned Subsidiary of the Parent, shall cease for any reason to be the general partner of the Borrower or shall cease to have the sole and exclusive power to exercise all management and control over the Borrower.

(n) Revolving Credit Agreement. An Event of Default under (and as defined in) the Revolving Credit Agreement shall occur.

Section 10.2. Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a) Acceleration; Termination of Facilities.

(i) Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1.(f) or 10.1.(g), (A)(i) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, and (ii) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by each of the Parent and the Borrower on behalf of itself and each of the other Loan Parties and (B) the Commitments shall all immediately and automatically terminate.

(ii) Optional. If any other Event of Default shall exist, the Agent may and, at the direction of the Required Lenders shall: (A) declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, and (2) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each of the Parent and the Borrower on behalf of itself and each of the other Loan Parties and (B) terminate the Commitments.

(b) Loan Documents. The Required Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c) Applicable Law. The Required Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d) Appointment of Receiver. To the extent permitted by Applicable Law, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Parent, the Borrower and their respective Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of any collateral securing the Loans, the properties and/or the business operations of the Parent, the Borrower and their respective Subsidiaries and to exercise such power as the court shall confer upon such receiver.

(e) Specified Derivatives Contract Remedies. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with prompt notice to the Agent, but without the approval or consent of or other action by the Agent or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, to undertake any of the following in accordance with and to the extent provided in the applicable Specified Derivatives Contract: (a) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider pursuant to any Derivatives Support Document, including any “Posted Collateral” (as defined in any credit support annex included in any such Derivatives Support Document to which such Specified Derivatives Provider may be a party), and (d) to prosecute any legal action against the Borrower, any Loan Party or other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider pursuant to any Specified Derivatives Contract.

Section 10.3. Allocation of Proceeds.

If an Event of Default shall exist, all payments received by the Agent (or any Lender as a result of exercise of remedies pursuant to Section 12.4.) under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower or any other Loan Party hereunder or thereunder, shall be applied in the following order and priority:

(a) amounts due to the Agent and the Lenders in respect of expenses due under Section 12.2. until paid in full, and then Fees;

(b) payments of interest on all Loans, to be applied for the ratable benefit of the Lenders;

(c) payments of principal of all Loans and amounts due and owing under Specified Derivative Obligations, to be applied for the ratable benefit of the Lenders and the applicable Specified Derivatives Providers, if any;

(d) amounts due the Agent and the Lenders pursuant to Sections 11.7. and 12.10.;

(e) payments of all other Obligations and other amounts due and owing under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

(f) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 10.4. Performance by Agent.

If any Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, and such failure has continued after the expiration of any cure or grace period set forth herein, the Agent may, after notice to the Borrower (which such notice shall serve as notice to the applicable Loan Parties, perform or attempt to perform such covenant, duty or agreement on behalf of such Loan Party. In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 10.5. Rights Cumulative.

(a) Generally. The rights and remedies of the Agent, the Lenders and the Specified Derivatives Providers under this Agreement, each of the other Loan Documents and Specified Derivatives Contracts shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent, the Lenders and the Specified Derivatives Providers may be selective and no failure or delay by the Agent, any of the Lenders, or any of the Specified Derivatives Providers in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b) Enforcement by Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Article X for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Specified Derivatives Provider from exercising the rights and remedies that inure to its benefit (solely in its capacity as the Specified Derivatives Provider) hereunder, under the other Loan Documents or under any Specified Derivatives Contract, as applicable, (c) any Lender from exercising setoff rights in accordance with Section 12.4. (subject to the terms of Section 3.3.), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Article X. and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 3.3., any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

ARTICLE XI. THE AGENT

Section 11.1. Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender or to impose on the Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Agent shall deliver to each Lender, promptly upon receipt thereof by the Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Agent pursuant to Article VIII that the Parent or the Borrower is not otherwise required to deliver directly to the Lenders. The Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Agent by the Parent, the Borrower, any other Loan Party or any other Affiliate of the Parent, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Required Lenders have directed the Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders, or where applicable, all the Lenders.

Section 11.2. Agent’s Reliance, Etc.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Agent nor any of its Related Parties: (a) makes any warranty or representation to any Lender or any other Person, or shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 11.3. Notice of Defaults.

The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a “notice of default”; provided, a Lender’s failure to provide such a “notice of default” to the Agent shall not result in any liability of such Lender to any other party to any of the Loan Documents. Further, if the Agent receives such a “notice of default,” the Agent shall give prompt notice thereof to the Lenders.

Section 11.4. Agent as Lender.

The Lender acting as Agent shall have the same rights and powers as a Lender or as a Specified Derivatives Provider, as the case may be, under this Agreement and any other Loan Document and under any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include KeyBank in each case in its individual capacity. KeyBank and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Parent, the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the Lenders. Further, the Agent and any affiliate may accept fees and other consideration from the Parent, the Borrower, any other Loan Party or any other Subsidiary for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise without having to account for the same to the Lenders. The Lenders acknowledge that, pursuant to such activities, KeyBank or its affiliates may receive information regarding the Parent, the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

Section 11.5. Approvals of Lenders.

All communications from the Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and, as appropriate, a brief summary of all oral information provided to the Agent by the Parent or the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination; provided, however, that this sentence shall not apply to amendments, waivers or consents that require the written consent of each Lender directly and adversely affected thereby pursuant to Section 12.7.(b).

Section 11.6. Lender Credit Decision, Etc.

Each of the Lenders expressly acknowledges and agrees that neither the Agent nor any of its Related Parties has made any representations or warranties to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Parent, the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Agent to any Lender. Each of the Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective Related Parties, and based on the financial statements of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by the Parent, the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Parent, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Parent, the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Agent or any of its Related Parties. Each of the Lenders acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to any Lender.

Section 11.7. Indemnification of Agent.

Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Required Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Agent) incurred by the Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.8. Successor Agent.

The Agent (a) may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower or (b) may be removed as administrative agent by all of the Lenders acting unanimously (other than the Lender then acting as Agent) and the Borrower upon 30 days’ prior written notice if the Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Agent). If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Agent’s giving of notice of resignation or upon the removal of the current Agent, then the current Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made to each Lender directly, until such time as a successor Agent has been appointed as provided for above in this Section; provided, further that such Lenders so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Agent as if each such Lender were itself the Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations under the Loan Documents. After any Agent’s resignation or removal hereunder as Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

Section 11.9. Titled Agents.

Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Title Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

ARTICLE XII. MISCELLANEOUS

Section 12.1. Notices.

Unless otherwise provided herein (including without limitation as provided in Section 8.5.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Parent:

First Potomac Realty Trust

7600 Wisconsin Avenue, 11th Floor

Bethesda, Maryland 20814

Attention: Mr. Andrew Blocher

Telephone Number: (301) 986-9200

Telecopy Number: (301) 986-5554

If to the Borrower:

First Potomac Realty Investment Limited Partnership

7600 Wisconsin Avenue, 11th Floor

Bethesda, Maryland 20814

Attention: Mr. Andrew Blocher

Telephone Number: (301) 986-9200

Telecopy Number: (301) 986-5554

If to any other Loan Party:

c/o First Potomac Realty Trust

7600 Wisconsin Avenue, 11th Floor

Bethesda, Maryland 20814

Attention: Mr. Andrew Blocher

Telephone Number: (301) 986-9200

Telecopy Number: (301) 986-5554

with a copy of any notice to Parent, Borrower or any other Loan Party to:

Bass Berry & Sims PLC

The Tower at Peabody Place

100 Peabody Place, Suite 900

Memphis, Tennessee 38103-3672

Attention: John A. Stemmler, Esq.

Telephone Number: (901) 543-5908

Telecopy Number: (901) 543-5999

If to the Agent:

KeyBank National Association

127 Public Square, 8th Floor

Cleveland, Ohio 44114

Attention: Mr. Timothy A. Sylvain

Telephone: (216) 689-5986

Telecopy: (216) 689-4997

with a copy to:

Goulston & Storrs PC

400 Atlantic Avenue

Boston, Massachusetts 02110

Attention: Pamela M. MacKenzie, Esq.

Telephone: (617) 574-4106

Telecopy: (617) 574-7615

If to a Lender:

To such Lender’s address or telecopy number, as applicable, set forth in its Administrative Questionnaire;

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Agent and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 8.6. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Agent or any Lender under Article II shall be effective only when actually received. None of the Agent or any Lender shall incur any liability to any Loan Party (nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 12.2. Expenses.

The Borrower agrees (a) to pay or reimburse the Agent and the Joint Lead Arrangers for all of their respective reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expense and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Agent and all costs and expenses of the Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents and the reasonable fees and disbursements of counsel to the Agent relating to all such activities, (b) to pay or reimburse the Agent and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to the Agent and any Lender incurred in connection with the representation of the Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 10.1.(f) or 10.1.(g), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Parent, the Borrower or any other Loan Party, whether proposed by the Parent, the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 12.3. Stamp, Intangible and Recording Taxes.

The Borrower will pay any and all stamp, excise, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.

Section 12.4. Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Agent, each Lender, each Affiliate of the Agent or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an Affiliate of a Lender, or a Participant, subject to receipt of the prior written consent of the Required Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender, any Affiliate of the Agent, or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2., and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 3.10. and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders.

Section 12.5. Litigation; Jurisdiction; Other Matters; Waivers.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE PARENT, THE BORROWER, THE AGENT, OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT, THE PARENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR IN CONNECTION WITH, OR BY REASON OF, ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE PARENT, THE BORROWER, ANY OTHER LOAN PARTY, THE AGENT, OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b) EACH OF THE PARENT, THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE PARENT, THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH OF THE PARENT, THE BORROWER AND EACH OTHER LOAN PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) EACH OF THE PARENT, THE BORROWER AND EACH OTHER LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL DELIVERED TO THE PARENT OR THE BORROWER AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN. SHOULD THE PARENT OR THE BORROWER FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN 30 DAYS AFTER THE MAILING THEREOF, THE PARENT OR BORROWER. AS APPLICABLE, SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.

(d) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

Section 12.6. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Parent, the Borrower or any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of the subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the subsection (f) of this Section. Subject to the last sentence of the subsection (b) of this Section, any attempted assignment or transfer by any party hereto not permitted by clauses (i) through (iii) of the immediately preceding sentence shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of an assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (A) of this Section 12.6(b)(i), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment of a Commitment, unless each of the Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000 then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within 10 Business Days after having received written notice thereof; and

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment if such assignment is to a Person that is not already a Lender with a Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender.

(iv) Assignment and Assumption Agreement; Notes. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $2,500 for each assignment (which fee the Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Parent, the Borrower or any of the Parent or the Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to the subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4., 12.2. and 12.10. and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.11. with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the subsection (d) of this Section.

(c) Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Agent’s Head Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty (except as otherwise permitted under Sections 7.12. and 7.13.), in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10., 4.1. and 4.4. (subject to the requirements and limitations therein, including the requirements under Section 3.10.(g) (it being understood that the documentation required under Section 3.10.(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.6 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.1. or 3.10., with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.6. with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4. as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3. as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.11., 4.1. and 4.4. than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent which consent may be withheld in the Borrower’s sole discretion. A Participant that is organized under the laws of a jurisdiction outside of the United States of America shall not be entitled to the benefits of Section 3.11. unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Agent, to comply with Section 3.11.(f) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or under any of the other Loan Documents or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Agent exercised in their sole discretion, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(h) USA Patriot Act Notice; Compliance. In order for the Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Agent may request, and such Lender or Participant shall provide to the Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Agent to comply with federal law.

Section 12.7. Amendments and Waivers.

(a) Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Parent, the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders (or the Agent at the written direction of the Required Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.

(b) Consent of Lenders Directly Affected. In addition to the foregoing requirements, no amendment, waiver or consent shall, unless in writing, and signed by each of the Lenders directly and adversely affected thereby (or the Agent at the written direction of such Lenders), do any of the following:

(i) extend or increase the Commitment of any Lender (excluding any increase as a result of an assignment of Commitments permitted under Section 12.6.);

(ii) reduce the principal of, or the rates of interest specified herein on, any Loans or other Obligations, provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Post-Default Rate” or to waive any obligation of the Borrower to pay interest at the Post-Default Rate;

(iii) reduce the amount of any Fees payable to or for the account of the Lenders hereunder;

(iv) modify the definition of “Maturity Date”, or otherwise postpone any date fixed for any payment of principal of, or interest on, any Loans or for the payment of Fees or any other Obligations;

(v) modify the definition of “Commitment Percentage”, “Applicable Percentage” or amend or otherwise modify the provisions of Section 3.2.;

(vi) amend this Section;

(vii) modify the definition of the term “Required Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof; or

(viii) release any Guarantor from its obligations under the Guaranty except as contemplated by Section 7.12.(b) and Section 7.13(b);

provided further, that (i) no amendment, waiver or consent, unless in writing and signed by the Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents, (ii) the Fee Letter may be amended, or the rights or privileges thereunder may be waived, in a writing executed only by the parties thereto, and (iii) a Defaulting Lender’s Commitment may not be increased without the written consent of such Defaulting Lender and a Defaulting Lender’s consent shall be required for any amendment or waiver that disproportionately and adversely affects such Defaulting Lender as compared to the other Lenders, but only to the extent of any such disproportionate and adverse affect.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Parent, the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

Section 12.8. Nonliability of Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders and the Agent, on the other hand, shall be solely that of borrower and lender. None of the Agent or any Lender shall have any fiduciary responsibilities to the Parent, the Borrower or any other Loan Party and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender, the Parent, the Borrower, any Subsidiary or any other Loan Party. None of the Agent or any Lender undertakes any responsibility to the Parent or the Borrower or any other Loan Party to review or inform the Parent or the Borrower of any matter in connection with any phase of the Parent’s or the Borrower’s business or operations.

Section 12.9. Confidentiality.

Except as otherwise provided by Applicable Law, the Agent and each Lender shall maintain the confidentiality of all Information (as defined below) in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ other respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any such Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Agent or such Lender to be a breach of this Section or (ii) becomes available to the Agent, any Lender or any Affiliate of the Agent, or any Lender on a nonconfidential basis from a source other than the Parent, the Borrower or any Affiliate of the Parent; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the consent of the Parent or the Borrower. Notwithstanding the foregoing, the Agent and each Lender may disclose any such confidential information, without notice to the Parent, the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Agent or such Lender or in accordance with the regulatory compliance policy of the Agent or such Lender. As used in this Section, the term “Information” means all information received from the Parent, the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent, the Borrower, any other Loan Party, any other Subsidiary or any Affiliate, provided that, in the case of any such information received from the Parent, the Borrower, any other Loan Party, any other Subsidiary or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.10. Indemnification.

(a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, the Joint Lead Arrangers, the Lenders, all of the Affiliates of each of the Agent or any of the Lenders, and their respective Related Parties (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, penalties, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Section 3.10. or 4.1. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans; (iv) the Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Parent, the Borrower and the Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Parent, the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this clause (viii) to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment; (ix) any civil penalty or fine assessed by the OFAC against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Agent or any Lender as a result of conduct of the Parent, the Borrower, any other Loan Party or any other Subsidiary that violates a sanction administered or enforced by the OFAC; or (x) any violation or non-compliance by the Parent, the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Parent or its Subsidiaries (or its respective properties) (or the Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws.

(b) The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Parent, the Borrower or any Subsidiary, any shareholder of the Parent or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Parent, the Borrower or any Subsidiary or by any Governmental Authority.

(c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Parent, the Borrower and/or any Subsidiary.

(d) All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder, upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.

(f) If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g) The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 12.11. Termination; Survival.

This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been indefeasibly paid and satisfied in full in cash. The indemnities to which the Agent and the Lenders are entitled under the provisions of Sections 3.11., 4.1., 4.4., 7.9, 11.7., 12.2. and 12.10. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.5., shall continue in full force and effect and shall protect the Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 12.12. Severability of Provisions.

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 12.13. GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 12.14. Counterparts.

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 12.15. Obligations with Respect to Loan Parties.

The obligations of the Parent and the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense the Parent or the Borrower may have that the Parent or the Borrower does not control such Loan Parties and Subsidiaries.

Section 12.16. Limitation of Liability.

None of the Agent or any Lender, or any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender shall have any liability with respect to, and each of the Parent and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Parent or the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or the Fee Letter, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each of the Parent and the Borrower hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, the Fee Letter, or any of the transactions contemplated by this Agreement or financed hereby.

Section 12.17. Entire Agreement.

This Agreement, the Notes, the other Loan Documents and the Fee Letter embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency. There are no oral agreements among the parties hereto.

Section 12.18. Construction.

The Agent, each Lender, the Parent and the Borrower acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, each Lender, the Parent and the Borrower.

Section 12.19. Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 12.20. No Novation.

THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT SOLELY TO AMEND AND RESTATE THE TERMS OF THE EXISTING TERM LOAN AGREEMENT. THE PARTIES DO NOT INTEND THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY THE BORROWER UNDER OR IN CONNECTION WITH THE EXISTING TERM LOAN AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE EXISTING TERM LOAN AGREEMENT).

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

BORROWER:

FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP, a Delaware limited partnership

By:	First Potomac Realty Trust, a Maryland real estate investment trust, its General Partner

	By:	/s/ Andrew P. Blocher
Andrew P. Blocher
Executive Vice President and Chief Financial Officer

PARENT:

FIRST POTOMAC REALTY TRUST, a Maryland real estate investment trust

By:	/s/ Andrew P. Blocher
Andrew P. Blocher
Executive Vice President and Chief Financial Officer

[Signature Page to Term Loan Agreement – First Potomac Realty Investment Limited Partnership]

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Timothy A. Sylvain
Name: Timothy A. Sylvain
Title: Vice President

(Signatures continued on next page)

Signature Page to Amended and Restated Term Loan Agreement

WELLS FARGO BANK NATIONAL ASSOCIATION, as a Lender and as Co-Syndication Agent

By:	/s/ Sam Supple
Name: Sam Supple
Title: Senior Vice President

(Signatures continued on next page)

[Signature Page to Term Loan Agreement – First Potomac Realty Investment Limited Partnership]

U.S. BANK NATIONAL ASSOCIATION, a national banking association, as a Lender

By:	/s/ Gary D. Houston
Name: Gary D. Houston
Title: Vice President

(Signatures continued on next page)

Signature Page to Amended and Restated Term Loan Agreement

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Joshua Freedman
Name: Joshua Freedman
Title: Authorized Signatory

(Signatures continued on next page)

Signature Page to Amended and Restated Term Loan Agreement

CAPITAL ONE, N.A., as a Lender and as Documentation Agent

By:	/s/ Frederick H. Denecke
Name: Frederick H. Denecke
Title: Senior Vice President

(Signatures continued on next page)

Signature Page to Amended and Restated Term Loan Agreement

BANK OF MONTREAL, as a Lender

By:	/s/ Aaron Lanski
Name: Aaron Lanski
Title: Managing Director

(Signatures continued on next page)

Signature Page to Amended and Restated Term Loan Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Austin H. Cates
Name: Austin H. Cates
Title: Assistant Vice President

(Signatures continued on next page)

Signature Page to Amended and Restated Term Loan Agreement

CITIZENS BANK OF PENNSYLVANIA, as a Lender

By:	/s/ Douglas B. Cochrane
Name: Douglas B. Cochrane
Title: Senior Vice President

(Signatures continued on next page)

Signature Page to Amended and Restated Term Loan Agreement

RAYMOND JAMES BANK, N.A., as a Lender

By:	/s/ Aleander L. Rody
Name: Alexander L. Rody
Title: Senior Vice President

Signature Page to Amended and Restated Term Loan Agreement

Schedule I

Commitments

Lender	Tranche A Commitment	Tranche A Applicable Percentage*	Tranche B Commitment	Tranche B Applicable Percentage*	Tranche C Commitment	Tranche C Applicable Percentage*	Total Term Loan Commitment	Commitment Percentage* (Aggregate Term Loans)
KeyBank National Association	$10,000,000	10.00%	$12,500,000	12.50%	$27,500,000	27.50%	$50,000,000	16.67%
Wells Fargo Bank National Association	$10,000,000	10.00%	$15,000,000	15.00%	$35,000,000	35.00%	$60,000,000	20.00%
PNC Bank, National Association	$32,250,000	32.25%	$17,750,000	17.75%	—	—	$50,000,000	16.67%
Royal Bank of Canada	$5,000,000	5.00%	$10,000,000	10.00%	—	—	$15,000,000	5.00%
U.S. Bank, National Association	$7,250,000	7.25%	$17,750,000	17.75%	—	—	$25,000,000	8.33%
Capital One, N.A.	$25,000,000	25.00%	—	—	—	—	$25,000,000	8.33%
Bank of Montreal	$3,500,000	3.50%	$9,000,000	9.00%	$12,500,000	12.50%	$25,000,000	8.33%
Citizens Bank of Pennsylvania	$3,500,000	3.50%	$9,000,000	9.00%	$12,500,000	12.50%	$25,000,000	8.33%
Raymond James Bank, N.A.	$3,500,000	3.50%	$9,000,000	9.00%	$12,500,000	12.50%	$25,000,000	8.33%

*	Percentages are rounded to two decimal places solely for the purposes of this Schedule I.

Schedule 1.1.(A)

Loan Parties

List of Loan Parties

First Potomac Realty Trust – Parent

First Potomac Realty Investment Limited Partnership – Borrower

Subsidiary Guarantors

1	1434 Crossways Boulevard II, LLC
2	1441 Crossways Blvd., LLC
3	403 & 405 Glenn Drive, LLC
4	AP Indian Creek, LLC
5	Indian Creek Investors, LLC
6	Enterprise Center I, LLC
7	FP 3 Flint Hill, LLC
8	FP Ammendale Commerce Center, LLC
9	FP Ashburn, LLC
10	FP Gateway 270, LLC
11	FP Gude, LLC
12	FP Park Central I, LLC
13	FP Park Central II, LLC
14	FP Park Central V, LLC
15	FP Sterling Park 6, LLC
16	FP Sterling Park 7, LLC
17	FP Sterling Park I, LLC
18	FP Sterling Park Land, LLC
19	Windsor at Battlefield, LLC
20	Crossways Associates LLC
21	FP One Fair Oaks, LLC
22	1434 Crossways Boulevard I, LLC
23	FP Gallows Road, LLC
24	FP Cloverleaf, LLC
25	FP 500 First Street, LLC
26	FP Greenbrier Towers, LLC
27	FP Greenbrier Circle, LLC
28	Crossways II, LLC
29	FP Patuxent Parkway, LLC
30	Norfolk Commerce Park LLC
31	FP Atlantic Corporate Park, LLC
32	FP 540 Gaither, LLC

Schedule 1.1(A)

Schedule 6.1.(g)

Indebtedness and Guarantees

Indebtedness and Guarantees

		Mortgages
	Secured	840 First Street NE	37,298,461
	Secured	Annapolis Business Center	8,150,000
	Secured	Jackson National Life	66,336,398
	Secured	Hanover D	323,000
	Secured	Chesterfield C, D, G & H	862,000
	Secured	Gateway Manassas	737,000
	Secured	Hillside	13,545,000
	Secured	Redland	67,630,000
	Secured	Hanover C	723,000
	Secured	Battlefield Corp Center	3,928,000
	Secured	Chesterfield A, B, E & F	1,968,000
	Secured	Airpark	1,073,000
	Secured	1211 Connecticut Ave	30,519,000
	Secured	1005 First Street NE	22,000,000
Recourse	Secured	440 Construction Loan	21,657,000

		Consolidated Mortgage Loans		276,749,859
	Unsecured	Line of Credit		83,000,000
	Unsecured	Unsecured Term Loan		300,000,000
	Unsecured	Contingent Liabilities		2,350,000
	Unsecured	Performance Bonds		1,359,450
	Unsecured	Debt Service Notes Reserve		2,063,310
	Unsecured	Accrued Interest		1,696,731

		Total Consolidated Indebtedness		667,219,350
		Partially Onwed Entities
Recourse	Secured	RiversPark I & II	7,000,000
	Secured	1750 H Street, NW	14,404,568
	Secured	Metro Place III & IV	25,676,615

		Total Partially Owned Mortgage Debt		47,081,183
	Unsecured	Contingent Consideration		63,000
	Unsecured	Accrued Interest		132,980

		Total Indebtedness from Partially Owned Entities		47,277,162
		Total Indebtedness		714,496,512

Schedule 6.1.(g)

Indebtedness and Guarantees

Indebtedness and Guarantees

Schedule 6.1.(h)

Material Contracts

Material Contracts

1. Limited Partnership Agreement of First Potomac Realty Investment Limited Partnership dated September 15, 2003, as amended through the Eighteenth Amendment thereto dated March 14, 2012

2. Amended and Restated Revolving Credit Facility Agreement

3. Amended and Restated Revolving Term Loan Agreement

Schedule 6.1.(j)

Litigation

Litigation

NONE

Schedule 6.1.(z)

Eligible Unencumbered Properties

Eligible Unencumbered Properties

	Borrower/Owner	Property Name	Address	City	County	State
1	1434 Crossways Boulevard II, LLC	1434 Crossways Commerce Center	1434 Crossways Blvd.(Parcel 6C-2A)	Chesapeake	Chesapeake	VA
2	1441 Crossways Blvd., LLC	Crossways 1	1441 Crossways Blvd.	Chesapeake	Chesapeake	VA
3	403 & 405 Glenn Drive, LLC	Glenn Drive	403 & 405 Glenn	Sterling	Loudoun	VA
4	AP Indian Creek, LLC	Indian Creek	12000, 12001, 12040, & 12051 Indian Creak Court	Beltsville	Prince Georges	MD
5	Indian Creek Investors, LLC	Indian Creek	12000, 12001, 12040, & 12051 Indian Creak Court	Beltsville	Prince Georges	MD
6	Crossways II LLC	Crossways II	1400 Crossways Blvd	Chesapeake	Chesapeake	VA
7	Enterprise Center I, LLC	Enterprise Center	15100 & 15120 Enterprise Center Court, 4100 & 4120 Lafayette Center Drive	Chantilly	Fairfax	VA
8	FP 1408 Stephanie Way, LLC	Stephanie Way	1408 Stephanie Way	Chesapeake	Chesapeake	VA
9	FP 2550 Ellsmere Avenue, LLC	Gateway II	2550 Ellsmere Avenue	Norfolk	Norfolk	VA
10	FP 3 Flint Hill, LLC	Three Flint Hill	3201 Jermantown Road	Fairfax	Fairfax	VA
11	FP Ammendale Commerce Center, LLC	Ammendale Commerce Center	6435 & 6500 Virginia Manor Road, 12201 Indian Creek Court	Beltsville	Prince George’s	MD
12	FP Ashburn, LLC	Ashburn Center	21625, 21631 & 21635 Red Rum Drive	Ashburn	Loudoun	VA
13	FP Atlantic Corporate Park, LLC	Atlantic Corporate Center	46500, 46510 Woodland Road	Sterling	Loudoun	VA
14	FP Cronridge Drive, LLC	Owings Mills Commerce Center	11460 & 11500 Cronridge Drive	Owings Mills	Baltimore	MD
15	FP Davis Drive Lot 5, LLC	Davis Drive	22446 Davis Drive	Sterling	Loudoun	VA

Schedule 6.1(z)

Schedule 6.1.(z)

Eligible Unencumbered Properties

Eligible Unencumbered Properties

16	FP Gateway 270, LLC	Gateway Center I-270	22516, 22520, 22530,22600,22610 and 22616 Gateway Center Drive	Clarksburg	Montgomery	MD
17	FP Girard Business Center, LLC	Girard Business Center	200, 220 Girard Street,504 East Diamond Avenue	Gaithersburg	Montgomery	MI)
18	FP Girard Place, LLC	Girard Place	602,620,630,640 East Diamond Avenue	Gaithersburg	Montgomery	MD
19	FP Greenbrier Circle, LLC	Greenbrier Circle Corporate Center	825 Greenbrier Circle & 1801 Sara Drive	Chesapeake	Chesapeake	VA
20	FP Greenbrier Towers, LLC	Greenbrier Towers	860, 870 Greenbrier	Chesapeake	Chesapeake	VA
21	FP Gude, LLC	Campus at Metro North	400 E. Gude Drive 7300,7301,7362 Calhoun Place	Rockville	Montgomery	MD
22	FP Hanover AB, LLC	Hanover Business Center	306 Ashcake Road & 340 Hill Carter Parkway	Ashland	Hanover	VA
23	FP Park Central I, LLC	Park Central I	8701 Park Central Drive	Richmond	Henrico	VA

Schedule 6.1(z)

Schedule 6.1.(z)

Eligible Unencumbered Properties

Eligible Unencumbered Properties

24	FP Park Central II, LLC	Park Central II	8751 Park Central Drive	Richmond	Iienrico	VA
25	FP Park Central V, LLC	Park Central V	8801 Park Central Drive	Richmond	Henrico	VA
26	FP Patrick Center, LLC	Patrick Center	30 West Patrick Street	Frederick	Frederick	MD
27	FP Pine Glen, LLC	Pine Glen	7500 -7516 Whitepine Road	Richmond	Henrico	VA
28	FP Sterling Park I, LLC	Sterling Park Business Center	22560 Glenn Drive & 22455 Davis Drive	Sterling	Loudoun	VA
29	FP Sterling Park 6, LLC	Sterling Park Business Center Lot 6	22400 Davis Drive	Sterling	Loudoun	VA
30	FP Sterling Park 7, LLC	Sterling Park Business Center Lot 7	22370 Davis Drive	Sterling	Loudoun	VA
31	FP Sterling Park Land, LLC	Sterling Park Land	Parcel 51, Lot, 2-A, 3-A, & 8	Sterling	Loudoun	VA
32	PP West Park, LLC	West Park	10 North Jefferson Street	Frederick	Frederick	MD
33	Gateway Manassas II, LLC	Gateway Center Manassas II	7201 & 7301 Gateway Court	Manassas	Prince William	VA
34	GTC I Second LLC	Greenbrier Technology Center 1	814 Greenbrier Circle	Chesapeake	Chesapeake	VA
35	Herndon Corporate Center, LLC	Herndon Corporate Center	1145-1175 Herndon Parkway	Herndon	Fairfax	VA
36	Linden II, LLC	Linden Business Center	7795 Coppermine Drive	Manassas	Prince William	VA
37	Norfolk Commerce Park LLC	Norfolk Commerce Park II	5301 Robin Hood Road	Norfolk	Norfolk	VA
38	Reston Business Campus, LLC	Reston Business Campus	12320, 12330, 12340 & 12350 Pinecrest Road	Retson	Fairfax	VA
39	Virginia Center, LLC	Virginia Center Technology I	1001-1063 Technology Park Drive	Glen Allen	Henrico	VA
40	Windsor at Battlefield, LLC	Windsor at Battlefield	10110 Battlefield Pkwy, Suites 100-150, 200-220 & 1002 Battlefield Pkwy	Manassas	Prince William	VA
41	Crossways Associates LLC	Crossways Commernce Center	1545 Crossways Blvd	Chesapeake	Chesapeake	VA
42	Newington Terminal, LLC	Newington	8532-8540 Terminal Road	Lorton	Fairfax	VA

Schedule 6.1(z)

Schedule 6.1.(z)

Eligible Unencumbered Properties

Eligible Unencumbered Properties

43	FP One Fair Oaks, LLC	One Fair Oaks	4114 Legato Road	Fairfax	Fairfax	VA
44	1434 Crossways Boulevard I, LLC	1434 Crossways Commerce Center	1434 Crossways Blvd.,(Parcel 6C-2A)	Chesapeake	Chesapeake	VA
45	FP Gallows Road, LLC	Cedar Hill I & III Office Park	2215 and 2222 Gallows Road	Vienna	Fairfax	VA
46	FP Patuxent Parkway, LLC	Merrill Lynch Building	10320 Little Patuxent Parkway	Columbia	Howard	MD
47	FP Prosperity, LLC	Prosperity Business Center	2930-2942 Prosperity Avenue	Merrifield	Fairfax	VA
48	FP Cloverleaf, LLC	Cloverleaf Center	20420,20430,20440,204 50 Century Blvd	Germantown	Montgomery	MD
49	Linden I, LLC	Linden Business Center	7245 & 7663 Coppermine Drive	Manassas	Prince William	VA
50	FP 500 First Street, LLC	500 First Street	500 1st Street, NW	Washington	Washington	DC
51	FP 540 Gaither, LLC	Redland	540 Gaither Road	Rockville	Montgomery	MD

Schedule 6.1(z)

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]1 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]2 hereunder are several and not joint.]3 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any Guarantees included in such facilities), and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

[1]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[2]	Select as appropriate.
[3]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[Assignor [is] [is not] a Defaulting Lender]

2. Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3. Borrower: First Potomac Realty Investment Limited Partnership

4. Agent: KeyBank National Association, as Agent under the Credit Agreement

5. Credit Agreement: That certain Amended and Restated Term Loan Agreement dated as of October 16, 2013, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6 thereof, KeyBank National Association, as Agent, and the other parties thereto.

6. Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned[4]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
			$	$		%
			$	$		%
			$	$		%

[7. Trade Date:                     ]5

[Page break]

[4]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Tranche A,” etc.)
[5]	To be determined if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                     , 20    [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S] [NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S] [NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]6 Accepted:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Title:

[Consented to:]7

[6]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
[7]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

[FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP]

By:
Name: Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Credit Agreement (subject to such consents, if any, as may be required under Section 12.6 of the Credit Agreement), (iii) from and after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.1 or 8.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and (b) agrees that (i) it will, independently and without reliance on the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, and (vii) if such Assignee is organized under the laws of a jurisdiction outside the United States of America, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF NOTICE OF BORROWING

            , 20

KeyBank National Association, as Agent

127 Public Square, 8th Floor

Cleveland, Ohio 44114

Attn:

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Term Loan Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of October 16, 2013, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6 thereof, KeyBank National Association, as Agent, and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1. Pursuant to Section 2.1(f) of the Credit Agreement, the Borrower hereby requests that the Lenders make a Loan to the Borrower in an aggregate principal amount equal to $            .

2. The Borrower hereby requests the following Tranche for the Borrowing:

[Check one box only]

☐ Tranche A

☐ Tranche B

☐ Tranche C

3. The Borrower requests that such Loan be made available to the Borrower on             , 20    .

3. The Borrower hereby requests that the requested Loan all be of the following Type:

[Check one box only]

☐ Base Rate Loans

☐ LIBOR Loans, each with an initial Interest Period for a duration of:

[Check one box only]

☐ one month

☐ two months

☐ three months

☐ six months

B-1

4. The proceeds of this borrowing of Loans will be used for the following purpose:

5. The Borrower requests that the proceeds of this borrowing of Loans be made available to the Borrower at the following account:

The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof and as of the date of the Borrowing and after giving effect thereto, all conditions to the Borrowing contained in Article V of the Credit Agreement will have been satisfied at the time such Borrowing is made.

If notice of the requested Borrowing was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.1(f) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.

FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

By:
Name:
Title:

B-2

EXHIBIT C

FORM OF NOTICE OF CONTINUATION

                    , 20

KeyBank National Association, as Agent

127 Public Square, 8th Floor

Cleveland, Ohio 44114

Attn:

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Term Loan Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of October 16, 2013, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6 thereof, KeyBank National Association, as Agent, and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.6 of the Credit Agreement, the Borrower hereby requests a Continuation of a borrowing of Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

1. The proposed date of such Continuation is                                         , 20    .

2. The aggregate principal amount of Loans subject to the requested Continuation is $                    and was originally borrowed by the Borrower on                     , 20    .

3. The portion of such principal amount subject to such Continuation is $                    .

4. The current Interest Period for each of the Loans subject to such Continuation ends on                     , 20    .

5. The duration of the new Interest Period for each of such Loans or portion thereof subject to such Continuation is:

[Check one box only]

☐ one month

☐ two months

☐ three months

☐ six months

C-1

The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof and as of the date of the Continuation and after giving effect thereto, all conditions to the Continuation contained in Article V of the Credit Agreement will have been satisfied at the time such Continuation is made.

If notice of the requested Continuation was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.6 of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.

FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

By:
Name:
Title:

C-2

EXHIBIT D

FORM OF NOTICE OF CONVERSION

            , 20

KeyBank National Association, as Agent

127 Public Square, 8th Floor

Cleveland, Ohio 44114

Attn:

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Term Loan Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of October 16, 2013, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6 thereof, KeyBank National Association, as Agent, and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.7 of the Credit Agreement, the Borrower hereby requests a Conversion of a borrowing of Loans of one Type into Loans of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:

1. The proposed date of such Conversion is                     , 20    .

2. The Loans to be Converted pursuant hereto are currently:

[Check one box only]

[    ] Base Rate Loans

[    ] LIBOR Loans

3. The aggregate principal amount of Loans subject to the requested Conversion is $                    and was originally borrowed by the Borrower on                     , 20    .

4. The portion of such principal amount subject to such Conversion is $                    .

5. The amount of such Loans to be so Converted is to be converted into Loans of the following Type:

[Check one box only]

[    ] Base Rate Loans

[    ] LIBOR Loans, each with an initial Interest Period for a duration of:

D-1

[Check one box only]

☐ one month

☐ two months

☐ three months

☐ six months

[The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof and as of the date of the Conversion and after giving effect thereto, all conditions to the Conversion contained in Article V of the Credit Agreement will have been satisfied at the time such Conversion is made.]8

If notice of the requested Conversion was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.7 of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.

FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

By:
Name:
Title:

[8]	Include this certification only when converting a Base Rate Loan into a LIBOR Loan.

D-2

EXHIBIT E

FORM OF TRANCHE [    ]9 NOTE

$	October , 2013

FOR VALUE RECEIVED, the undersigned, FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to the order of                     (the “Lender”), in care of KeyBank National Association, as Agent (the “Agent”) at 127 Public Square, 8th Floor, Cleveland, Ohio 44114, or at such other address as may be specified in writing by the Agent to the Borrower, the principal sum of                     AND             /100 DOLLARS ($            ) (or such lesser amount as shall equal the aggregate unpaid principal amount of Tranche             Loans made by the Lender to the Borrower under the Credit Agreement (as herein defined)), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

The date, amount of each Tranche             Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Tranche             Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Tranche             Loans made by the Lender.

This Tranche             Note is one of the Tranche             Notes referred to in the Amended and Restated Term Loan Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of October 16, 2013, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6. thereof, KeyBank National Association, as Agent, and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Tranche             Note upon the occurrence of certain events and for prepayments of Tranche             Loans upon the terms and conditions specified therein.

Except as permitted by Section 12.6. of the Credit Agreement, this Tranche             Note may not be assigned by the Lender to any other Person.

[9]	Type of Tranche (e.g., A, B, or C) to be inserted, as applicable.

THIS TRANCHE             NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices, except as otherwise specifically provided for in the Credit Agreement.

Time is of the essence for this Tranche             Note.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Tranche             Note under seal as of the date first written above.

FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP, a Delaware limited partnership

By:	First Potomac Realty Trust, a Maryland real estate investment trust, its General Partner

By:

Name:
Title:

SCHEDULE OF LOANS

This Tranche             Note evidences Tranche             Loans made under the within-described Credit Agreement to the Borrower, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT H

FORM OF COMPLIANCE CERTIFICATE

, 20

KeyBank National Association, as Agent

127 Public Square, 8th Floor

Cleveland, Ohio 44114

Attn:

Each of the Lenders Party to the Credit Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Term Loan Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of October 16, 2013, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6 thereof, KeyBank National Association, as Agent, and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

This Compliance Certificate is submitted pursuant to the following sections of the Credit Agreement:

            Section 5.1 (in connection with the first Credit Event)

            Section 8.3 (accompanying financial statements)

            Section 8.4(c) (in connection with Material Asset Sales)

The undersigned hereby certifies to the Agent and the Lenders as follows:

(1) The undersigned is the                     of the Borrower.

(2) The undersigned has examined the books and records of the Borrower and has conducted such other examinations and investigations as are reasonably necessary to provide this Compliance Certificate.

(3) To the best of the undersigned’s knowledge, information and belief after due inquiry, no Default or Event of Default exists [if such is not the case, specify such Default or Event of Default and its nature, when it occurred and whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure].

(4) All conditions contained in Article V of the Credit Agreement have been satisfied as of the date hereof.

(5) Attached hereto as Schedule 1 are reasonably detailed calculations establishing whether or not the Parent and the Borrower were in compliance with the covenants contained in Section 9.1 of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

Name:
Title:

Schedule 1

(to be provided by Borrower)

EXHIBIT G

FORM OF GUARANTY

THIS GUARANTY dated as of October     , 2013, executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement (as defined below) (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of KEYBANK NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Amended and Restated Term Loan Agreement dated as of October 16, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto as Lenders and their assignees under Section 12.6. thereof (the “Lenders”), KeyBank National Association, as Administrative Agent. The Specified Derivatives Providers (as defined in the Credit Agreement) are incorporated for certain purposes into the Credit Agreement. The Administrative Agent, the Lenders, the Specified Derivatives Providers and each other Person to whom any Obligation is owed are sometimes referred to collectively herein as the “Guarantied Parties”.

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Specified Derivatives Providers may from time to time enter into Specified Derivatives Contracts with the Borrower;

WHEREAS, the Borrower and each of the Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Administrative Agent and the Lenders, and to enter into Specified Derivatives Contracts, through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and from the Specified Derivatives Providers under the Specified Derivatives Contracts and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Administrative Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Administrative Agent and the Lenders making, and continuing to make, such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:

Section 1. Guaranty. Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”): (a) all indebtedness, liabilities, obligations, covenants and duties owing by the Borrower to the Administrative Agent or any Guarantied Party under or in connection with the Credit Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Loan, and the payment of all interest, Fees, charges, reasonable attorneys’ fees and other amounts payable to the Administrative Agent or any Guarantied Party thereunder (including, to the extent permitted by Applicable Law, interest, Fees and other amounts that would accrue and become due after the filing of a case or other proceeding under the Bankruptcy Code (as defined below) or other similar Applicable Law but for the commencement of such case or proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case or proceeding); (b) all Specified Derivatives Obligations; (c) all other Obligations; (d) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing, and (d) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Administrative Agent or any of the Guarantied Parties in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder; provided that no Guarantor that is not a Qualified ECP Guarantor (defined below) shall be required to guaranty the Specified Derivatives Obligations.

Section 2. Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, none of the Administrative Agent or the Guarantied Parties shall be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy any of them may have against the Borrower, any other Loan Party or any other Person or commence any suit or other proceeding against the Borrower, any other Loan Party or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Loan Party or any other Person; or (c) to make demand of the Borrower, any other Loan Party or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Administrative Agent or any Guarantied Party which may secure any of the Guarantied Obligations.

Section 3. Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Guarantied Parties with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than the full and indefeasible payment in cash and performance of the Guarantied Obligations), including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a) (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, , any Specified Derivatives Contract, or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, , any Specified Derivatives Contract, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(b) any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents, any Specified Derivatives Contract, or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(c) any furnishing to the Administrative Agent or the Guarantied Parties of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Obligations;

(d) any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f) any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;

(g) any nonperfection or impairment of any security interest or other Lien on any collateral securing in any way any of the Guarantied Obligations;

(h) any application of sums paid by the Borrower, any other Loan Party or any other Person with respect to the liabilities of the Borrower to the Administrative Agent or the Guarantied Parties, regardless of what liabilities of the Borrower remain unpaid;

(i) any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;

(j) any defense, set-off, claim or counterclaim (other than indefeasible payment and performance in full) which may at any time be available to or be asserted by the Borrower, any other Loan Party or any other Person against the Administrative Agent or any of the Guarantied Parties;

(k) any change in the corporate existence, structure or ownership of the Borrower or any other Loan Party;

(l) any statement, representation or warranty made or deemed made by or on behalf of the Borrower, any Guarantor or any other Loan Party under any Loan Document, Specified Derivatives Contract or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or

(m) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment and performance in full).

Section 4. Action with Respect to Guarantied Obligations. The Administrative Agent and the Guarantied Parties may, in a manner not in contravention of the Credit Agreement to the extent applicable, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3, and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document or any Specified Derivatives Contract; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations; (d) release any other Loan Party or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Loan Party or any other Person (including, without limitation, any other Guarantor); and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Administrative Agent and the Guarantied Parties shall elect in accordance with the Credit Agreement.

Section 5. Representations and Warranties. Each Guarantor hereby makes to the Administrative Agent and the Guarantied Parties all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full.

Section 6. Covenants. Each Guarantor will comply with all covenants which the Borrower is to cause such Guarantor to comply with under the terms of the Credit Agreement or any of the other Loan Documents.

Each Guarantor that is a Qualified ECP Guarantor at the time the Guarantee hereunder by any Specified Loan Party becomes effective with respect to any Specified Derivative Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Specified Derivative Obligations as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and the other Loan Documents in respect of such Specified Derivative Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s undertakings hereunder voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this paragraph shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this paragraph to constitute, and this paragraph shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act ((7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute, herein, the “Commodity Exchange Act”). For purposes of this paragraph, “Qualified ECP Guarantor” means, at any time, each Guarantor with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 7. Waiver. Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8. Inability to Accelerate Loan. If the Administrative Agent and/or the Guarantied Parties are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Administrative Agent and/or the Guarantied Parties shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9. Reinstatement of Guarantied Obligations. If claim is ever made on the Administrative Agent or any of the Guarantied Parties for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Administrative Agent or such Guarantied Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such Guarantied Party with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, any of the other Loan Documents, any Specified Derivatives Contract or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the Administrative Agent or such Guarantied Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such Guarantied Party. The Administrative Agent will endeavor to provide notice to such Guarantor (which notice may be through the Borrower) of any such claim and any settlement or compromise resulting therefrom, provided that the failure by the Administrative Agent to provide any such notice shall not be a breach hereof and shall not in any way limit or alter the provisions of this Section 9 or create any liability of the Administrative Agent or any Guarantied Party.

Section 10. Subrogation. Upon the making by any Guarantor of any payment hereunder for the account of the Borrower, such Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against the Borrower arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full. If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Administrative Agent and the Guarantied Parties and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Administrative Agent as collateral security for any Guarantied Obligations existing.

Section 11. Payments Free and Clear. All sums payable by each Guarantor hereunder, whether of principal, interest, Fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever, and if any Guarantor is required by Applicable Law or by a Governmental Authority to make any such deduction or withholding, such Guarantor shall pay to the Administrative Agent and the Guarantied Parties such additional amount as will result in the receipt by the Administrative Agent and the Guarantied Parties of the full amount payable hereunder had such deduction or withholding not occurred or been required.

Section 12. Set-off. In addition to any rights now or hereafter granted under any of the other Loan Documents, any Specified Derivatives Contract or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes the Administrative Agent, each Lender and any of their respective Affiliates, at any time while an Event of Default exists, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or an Affiliate of a Lender subject to receipt of the prior written consent of the Administrative Agent and the Required Lenders exercised in its sole discretion, to the fullest extent permitted by law, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, or any Affiliate of the Administrative Agent or such Lender, to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured.

Section 13. Subordination. Each Guarantor hereby expressly covenants and agrees for the benefit of the Administrative Agent and the Guarantied Parties that all obligations and liabilities of the Borrower to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations; provided, however, that payment thereof may be made in the ordinary course of business so long as no Event of Default shall have occurred and be continuing or would result therefrom. If an Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from the Borrower on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.

Section 14. Avoidance Provisions. It is the intent of each Guarantor, the Administrative Agent and the Guarantied Parties that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Guarantied Parties) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Guarantied Parties) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Guarantied Parties), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Administrative Agent and the Guarantied Parties hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Administrative Agent and the Guarantied Parties that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Loan Parties, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the Guarantied Parties shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 16. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

SECTION 17. WAIVER OF JURY TRIAL.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND EACH GUARANTOR HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b) EACH OF THE GUARANTORS, THE AGENT AND EACH LENDER HEREBY AGREES THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. EACH GUARANTOR AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY ANY PARTY OR THE ENFORCEMENT BY ANY PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOAN AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS GUARANTY.

Section 18. Loan Accounts. The Administrative Agent and each Lender may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guarantied Obligations or otherwise, the entries in such books and accounts shall be deemed conclusive evidence of the amounts and other matters set forth herein, absent manifest error. The failure of the Administrative Agent or any Lender to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 19. Waiver of Remedies. No delay or failure on the part of the Administrative Agent or any of the Guarantied Parties in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any of the Guarantied Parties of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 20. Termination. This Guaranty shall remain in full force and effect until the termination of the Credit Agreement in accordance with Section 12.11 of the Credit Agreement and the termination of all Specified Derivatives Contracts in accordance with their respective terms.

Section 21. Successors and Assigns. Each reference herein to the Administrative Agent or the Guarantied Parties shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Lenders may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder. Each Guarantor hereby consents to the delivery by the Administrative Agent or any Lender to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor. No Guarantor may assign or transfer its rights or obligations hereunder to any Person without the prior written consent of the Administrative Agent and all Guarantied Parties and any such assignment or other transfer to which the Administrative Agent and all of the Guarantied Parties have not so consented shall be null and void.

Section 22. JOINT AND SEVERAL OBLIGATIONS. THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR (BUT NOT ITS LIMITED PARTNERS, SHAREHOLDERS OR MEMBERS IN SUCH CAPACITIES (AS OPPOSED TO IN THEIR SEPARATE CAPACITY AS A GUARANTOR, IF APPLICABLE)) CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.

Section 23. Amendments. This Guaranty may not be amended except in a writing signed by the Required Lenders (or all of the Lenders if required under the terms of the Credit Agreement), the Administrative Agent and each Guarantor; provided, however, that any Subsidiary Guarantor may be released hereunder in accordance with the terms of Sections 7.12(b) and 7.13(b) of the Credit Agreement and any Subsidiary may become a Guarantor hereunder by executing and delivering an Accession Agreement in accordance with Sections 7.12(a) and 7.13(a) of the Credit Agreement.

Section 24. Payments. All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent on demand therefor.

Section 25. Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Administrative Agent or any Lender at its respective address for notices provided for in the Credit Agreement or Specified Derivatives Contract, as applicable, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties. Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.

Section 26. Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 27. Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 28. Limitation of Liability. Neither the Administrative Agent nor any of the Guarantied Parties, nor any of their respective Related Parties, shall have any liability with respect to, and, except to the extent expressly prohibited by law, each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, exemplary, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Loan Documents, any Specified Derivatives Contract or any of the transactions contemplated by this Guaranty, the Credit Agreement or any of the other Loan Documents, or any Specified Derivatives Contract. Further, except to the extent expressly prohibited by law, each Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent or any of the Guarantied Parties or any of the Administrative Agent’s or of any Guarantied Parties’, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement or any of the other Loan Documents, any Specified Derivatives Contract or any of the transactions contemplated by Credit Agreement or financed thereby.

Section 29. Electronic Delivery of Certain Information. Each Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 9.5. of the Credit Agreement.

Section 30. Definitions. (a) For the purposes of this Guaranty:

“Accession Agreement” means an Accession Agreement in the form of Annex II hereto or in such other form as may be approved by the Administrative Agent.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

(b) Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Signature on Next Page]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

FIRST POTOMAC REALTY TRUST

By:
Andrew P. Blocher
Executive Vice President and Chief Financial Officer

[GUARANTOR SIGNATURES]

Address for Notices for all Guarantors:

(See attached Annex II)

ANNEX I

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT dated as of                     , 20    , executed and delivered by         , a             (the “New Guarantor”), in favor of (a) KEYBANK NATIONAL ASSOCIATION, in its capacity as Agent (the “Agent”) for the Lenders under that certain Amended and Restated Term Loan Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of October 16, 2013, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6 thereof, KeyBank National Association, as Administrative Agent, and the Lenders.

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Specified Derivatives Providers may from time to time enter into Specified Derivatives Contracts with the Borrower;

WHEREAS, the Borrower, the New Guarantor, and the existing Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Administrative Agent and the Lenders through their collective efforts;

WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and from the Specified Derivatives Providers entering into Specified Derivatives Contracts and, accordingly, the New Guarantor is willing to guarantee the Borrower’s obligations to the Administrative Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Administrative Agent and the Lenders continuing to make such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:

Section 1. Accession to Guaranty. The New Guarantor hereby agrees that it is a “Guarantor” under that certain Guaranty dated as of October 16, 2013 (as amended, supplemented, restated or otherwise modified from time to time, the “Guaranty”), made by each Subsidiary of the Borrower a party thereto in favor of the Administrative Agent and the Guarantied Parties and assumes all obligations of a “Guarantor” thereunder and agrees to be bound thereby, all as if the New Guarantor had been an original signatory to the Guaranty. Without limiting the generality of the foregoing, the New Guarantor hereby:

(a) irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);

(b) makes to the Administrative Agent and the Guarantied Parties as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and

(c) consents and agrees to each provision set forth in the Guaranty.

SECTION 2. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW GUARANTOR]

By:
Name:
Title:

Address for Notices:
[ ]

Accepted:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

ANNEX II

ADDRESSES FOR SUBSIDIARY GUARANTORS

EXHIBIT H

FORM OF GUARANTOR RELEASE

                    , 20

First Potomac Realty Investment Limited Partnership

7600 Wisconsin Avenue, 11th Floor

Bethesda, Maryland 20814

Attention: Mr. Andrew Blocher

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Term Loan Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of October 16, 2013, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6 thereof, KeyBank National Association, as Agent, and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

The Borrower has requested that each of the Subsidiaries identified on Exhibit A attached hereto (each a “Subsidiary Guarantor”) be released as a Guarantor from the Guaranty in accordance with Section 7.12(b) of the Credit Agreement. [In reliance on the certificate delivered to the Agent by the                     of the Borrower pursuant to the first sentence of Section 7.12(b), the Agent confirms that each Subsidiary Guarantor is released as a Guarantor from the Guaranty effective as of the date of this letter.]10 [In reliance on the certificate delivered to the Agent by the                     of the Borrower pursuant to the last sentence of Section 7.12(b), the Agent confirms that each Subsidiary Guarantor is released as a Guarantor from the Guaranty effective as of the date of this letter.]11

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

[10]	Use the preceding bracketed language if releasing Subsidiary Guarantors on the Investment Grade Rating Date.
[11]	Use the preceding bracketed sentence if releasing one or more Subsidiary Guarantors on a date other than the Investment Grade Rating Date.

H-1

Exhibit A

Release of Subsidiary Guarantors

H-2

EXHIBIT I

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Term Loan Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of October 16, 2013, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6 thereof, KeyBank National Association, as Agent, and the other parties thereto.

The undersigned hereby certifies that it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate.

Pursuant to the provisions of Section 3.11(f)(ii)(B)(I) and (II) of the Credit Agreement, the undersigned has furnished its participating Lender with (i) IRS Form W-8BEN, and (ii) IRS Form W-8ECI, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20[    ]

U.S. Tax Compliance Certificate

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Term Loan Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of October 16, 2013, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6 thereof, KeyBank National Association, as Agent, and the other parties thereto.

Pursuant to the provisions of Section 3.11(f)(ii)(B)(III) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]

U.S. Tax Compliance Certificate

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Term Loan Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of October 16, 2013, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6 thereof, KeyBank National Association, as Agent, and the other parties thereto.

The undersigned hereby certifies that it is the sole record owner of the participation in respect of which it is providing this certificate and its direct or indirect partners/members are the sole beneficial owners of such participation.

Pursuant to the provisions of Section 3.11(f)(ii)(B)(IV) of the Credit Agreement, the undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-BEN, IRS Form W-8ECI, and/or IRS Form W-9 from each of the undersigned’s beneficial owners, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20[    ]

U.S. Tax Compliance Certificate

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Term Loan Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of October 16, 2013, by and among First Potomac Realty Investment Limited Partnership, as Borrower, First Potomac Realty Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.6 thereof, KeyBank National Association, as Agent, and the other parties thereto.

Pursuant to the provisions of Section 3.11(f)(ii)(B)(IV) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]

I - 4

U.S. Tax Compliance Certificate